UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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BMC Software, Inc.

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BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042
(713) 918-8800

July 20, 2006

Dear Stockholder:

BMC Software’s Annual Meeting of Stockholders will be held on Tuesday, August 22, 2006 at 10:00 a.m. local time, in the East & West Valencia Room at The InterContinental Chicago, 505 North Michigan Avenue, Chicago, Illinois. We look forward to your attendance either in person or by proxy. If you received your Annual Meeting materials by mail, the annual report, notice of Annual Meeting, proxy statement and proxy card from BMC Software’s Board of Directors are enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report and proxy statement on the Internet at www.bmc.com/investors. We encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up for electronic delivery of BMC Software stockholder communications. For more information, see “Electronic Delivery of BMC Software Stockholder Communications” in the proxy statement.

At this year’s Annual Meeting, we request your approval of three proposals. First, we seek the election of eleven members to our Board of Directors. Second, we seek ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2007. Third, we seek ratification and approval of the BMC Software, Inc. 2006 Employee Stock Purchase Plan (the “Purchase Plan”), which includes 3,000,000 shares issuable under the Purchase Plan. Our Board of Directors recommends that you vote FOR each of these proposals. Please refer to the proxy statement for detailed information on each of the proposals to be considered at the Annual Meeting.

Very truly yours,

B. GARLAND CUPP
Chairman of the Board

BMC SOFTWARE, INC.
2101 CityWest Boulevard
Houston, Texas 77042-2827

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 22, 2006

To the Stockholders of
BMC Software, Inc.:

The Annual Meeting of Stockholders of BMC Software, Inc., a Delaware corporation (“BMC Software” or the “Company”), will be held in the East & West Valencia Room at The InterContinental Chicago, 505 North Michigan Avenue, Chicago, Illinois on August 22, 2006 at 10:00 a.m., local time.

We are holding the Annual Meeting for the following purposes:

1. To elect eleven directors, each to serve until the next annual stockholders’ meeting or until his or her respective successor has been duly elected or appointed;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of BMC Software for the fiscal year ending March 31, 2007;

3. To ratify and approve the BMC Software, Inc. 2006 Employee Stock Purchase Plan; and

4. To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the meeting.

The above matters are fully described in the proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

Only stockholders of record at the close of business on July 5, 2006 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at BMC Software’s offices, 2101 CityWest Boulevard, Houston, Texas 77042 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call BMC Software Investor Relations at (713) 918-4525 to schedule an appointment.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. For further details, see “Voting” and your proxy card or the email you received for electronic delivery of this proxy statement. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs.

By Order of the Board of Directors,

Denise M. Clolery
Secretary

July 20, 2006

This proxy statement and the Annual Report to Stockholders will be made available on the Internet at www.bmc.com/investors on or about July 20, 2006.

Electronic Delivery of BMC Software Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your BMC Software stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at http://www.proxyvote.com and providing your e-mail address after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call BMC Software Investor Relations at (713) 918-4525.

Stockholders Sharing the Same Last Name and Address

In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you revoke your consent, you will be removed from the Householding program within 30 days of receipt of your revocation and each stockholder at your address will receive individual copies of our disclosure documents. You may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Attending the Annual Meeting

The Annual Meeting will be held at 10:00 a.m., local time, on Tuesday, August 22, 2006, in the East & West Valencia room at The InterContinental Chicago, 505 North Michigan Avenue, Chicago, Illinois. When you arrive, signs will direct you to the East & West Valencia room. Please note that the doors to the meeting room will not be open until 9:15 a.m. You need not attend the Annual Meeting to vote.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail, using the paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of this proxy statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the Annual Meeting.

BMC SOFTWARE, INC.
2101 CityWest Boulevard
Houston, Texas 77042-2827

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 22, 2006

This proxy statement is furnished to the stockholders of BMC Software, Inc. (“BMC Software” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of BMC Software. The proxies are to be voted at the 2006 Annual Meeting of Stockholders of BMC Software (the “Annual Meeting”) to be held in the East & West Valencia Room at The InterContinental Chicago, 505 North Michigan Avenue, at 10:00 a.m., local time, on August 22, 2006, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by BMC Software will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about July 20, 2006.

As of July 5, 2006, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 204,456,175 shares of the common stock, $.01 par value, of BMC Software (the “Common Stock”). Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A majority of the outstanding shares present in person or by proxy will constitute a quorum.

Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board, FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for BMC Software and FOR the ratification and approval of the BMC Software, Inc. 2006 Employee Stock Purchase Plan (the “Purchase Plan”).

BMC Software’s annual report to stockholders containing financial statements for the fiscal year ended March 31, 2006 accompanies this proxy statement. Stockholders are referred to the annual report for financial and other information about the activities of BMC Software. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Robert E. Beauchamp, President, Chief Executive Officer and a Director of BMC Software, and Denise M. Clolery, Senior Vice President, General Counsel and Secretary, have been designated as proxies for the 2006 Annual Meeting.

2.	What is a proxy statement?

It is a document that the regulations of the Securities and Exchange Commission require us to give you when we ask you to sign a proxy card designating Robert E. Beauchamp and Denise M. Clolery each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures including information about our Board and officers.

3.	What is the difference between a stock owner of record and a stock owner who holds stock in street name?

(a) If your shares are registered in your name, you are a stockholder of record.

(b) If your shares are registered in the name of your broker or bank, your shares are held in street name.

4.	What different methods can you use to vote?

(a) By Internet Proxy: All stockholders of record as of July 5, 2006 can have their shares voted by proxy via the Internet, using the procedures and instructions described on the proxy card and other enclosures. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time, on August 21, 2006.

(b) By Telephone Proxy: All stockholders of record as of July 5, 2006 can also have their shares voted by proxy via touchtone telephone from the U.S. and Canada, using the toll free telephone number on the proxy card.

Street name holders may vote by telephone or over the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow share owners to vote their shares and to confirm that their instructions have been properly recorded.

(c) By Written Proxy: All stockholders of record as of July 5, 2006 can also vote by written proxy card.

(d) In Person: All stockholders of record as of July 5, 2006 may vote in person at the Annual Meeting (unless they are street name holders without a legal proxy, as described in question 3).

5.	What is the record date and what does it mean?

The record date for the 2006 Annual Meeting is July 5, 2006. The record date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

(a) receive notice of the Annual Meeting, and

(b) vote at the Annual Meeting and any adjournments or postponements of the meeting.

6.	How can you revoke a proxy?

A stockholder can revoke a proxy prior to the completion of voting at the Annual Meeting by giving written notice to the Secretary of BMC Software, delivering a later-dated proxy (via the Internet, by telephone or by written proxy card), or voting in person at the Annual Meeting.

7.	What are your voting choices when voting for director nominees, and what vote is needed to elect Directors?

In the vote on the election of eleven director nominees to serve until the 2007 Annual Meeting, stockholders may:

(a) vote in favor of all nominees,

(b) vote to withhold votes as to all nominees, or

(c) vote to withhold votes as to specific nominees.

The nominees receiving votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy will be elected as directors. A vote to withhold votes as to a nominee will be treated as a vote against that nominee. Stockholders may not cumulate their votes in the election of directors.

The Board recommends a vote FOR each of the nominees.

8.	What are your voting choices when voting on the ratification of the appointment of Ernst & Young LLP as independent auditors, and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment of Ernst & Young LLP as independent auditors, stockholders may:

(a) vote in favor of the ratification,

(b) vote against the ratification, or

(c) abstain from voting on the ratification.

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval by votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as BMC Software’s independent auditors.

9.	What are your voting choices when voting on the BMC Software, Inc. 2006 Employee Stock Purchase Plan?

In the vote on the ratification and approval of the Purchase Plan, stockholders may:

(a) vote in favor of the Purchase Plan;

(b) vote against the Purchase Plan, or

(c) abstain from voting on the Purchase Plan.

The proposal to ratify and approve the Purchase Plan will require approval by votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy.

The Board recommends a vote FOR the approval of the Purchase Plan.

10.	What if a stockholder does not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all director nominees, FOR the proposal to ratify the appointment of Ernst & Young LLP and FOR the approval of the Purchase Plan.

11.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have the same effect as a vote against the proposals.

PROPOSAL ONE: ELECTION OF DIRECTORS

The size of BMC Software’s Board is currently set at eleven, and the eleven current Board members are the Board’s nominees for the upcoming election of directors. Based upon a review of their professional and personal affiliations, the Board has determined that ten of the director nominees are independent directors, as defined in the applicable rules for companies listed on the New York Stock Exchange (“NYSE”). The remaining director nominee is BMC Software’s President and Chief Executive Officer and therefore not independent. Each director serves a one-year term, with all directors subject to annual election. Each of the nominees listed below was elected by the stockholders at the last annual meeting. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by BMC Software and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The nominees receiving votes of a majority of the shares entitled to vote at the meeting will be elected as directors. Stockholders may not cumulate their votes in the election of directors.

Recommendation of the Board

The Board recommends a vote “FOR” the election to the Board of each of the following nominees.

			Director
Name	Age	Position and Offices with BMC Software	Since

B. Garland Cupp	65	Chairman of the Board	1989
Robert E. Beauchamp	46	Director, President and Chief Executive Officer	2001
Jon E. Barfield	54	Director	2001
John W. Barter	59	Director	1988
Meldon K. Gafner	58	Director	1987
Lew W. Gray	69	Director	1991
P. Thomas Jenkins	46	Director	2004
Louis J. Lavigne, Jr.	58	Director	2004
Kathleen A. O’Neil	54	Director	2002
George F. Raymond	69	Director	1987
Tom C. Tinsley	53	Director	1997

Mr. Cupp was employed by the American Express Corporation from 1978 to 1995 in various executive positions. His last position before retiring in 1995 was Executive Vice President — TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation. Mr. Cupp is currently a private investor. Mr. Cupp is a director of two private companies: Apex Mortgage Company, a bank holding company, and Edmond Bank and Trust Company.

Mr. Beauchamp has served as President and Chief Executive Officer of BMC Software since January 2001. He brings to these positions a thorough understanding of BMC Software with experience in key areas of BMC Software; business strategy, research and development, marketing and sales. Mr. Beauchamp joined BMC Software in May 1988, dedicating six years to the sales organization and progressing from senior account representative to sales manager. While in sales he gained a solid understanding of the business issues BMC Software customers face on a daily basis. He joined BMC Software’s marketing organization in 1994 as Vice President, Strategy Marketing & Development and subsequently assumed responsibility for BMC Software’s mergers and acquisitions efforts as Vice President, Business Strategy. Prior to his selection as President and CEO, he further developed his knowledge of BMC Software and the software business as Senior Vice President of Research and Development.

Mr. Beauchamp currently serves on the board of National Oilwell Varco, Inc., a public company, and is active in the Houston business community serving on several civic boards.

Mr. Barfield has served since 1995 as the Chairman and Chief Executive Officer of The Bartech Group, Inc., one of the nation’s largest minority-owned professional staffing firms specializing in engineering, information technology, outsourcing services, and managing the staffing requirements of regional and global corporations on an outsourced basis. From 1981 to 1995 Mr. Barfield served as President of The Bartech Group. He practiced corporate and securities law at Sidley Austin from 1977 to 1981. Mr. Barfield is a director of the following public companies: Dow Jones, National City Corporation, CMS Energy Corporation and Tecumseh Products Company.

Mr. Barter is a private investor. He served as a director of Kestrel Solutions, Inc., a private company, from October 1998 to May 2001 and as CFO from January 2000 to May 2001. Mr. Barter was employed from 1977 until his retirement in December 1997 with AlliedSignal, Inc. in various financial and executive capacities. From July 1988 to September 1994 he served as Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., and from October 1994 to December 1997 he served as Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. Mr. Barter is a director of the following public companies: Bottomline Technologies, Inc., Lenovo Group Limited, SRA International, Inc. and SSA Global Technologies, Inc.

Mr. Gafner is the Chief Executive Officer of the Farsight Group, a company that specializes in advanced communications equipment and consulting. Mr. Gafner served as Chairman of the Board of Kestrel Solutions from April 1997 to June 2001. He was President, Chief Executive Officer and Chairman of the Board of Comstream Corporation, a manufacturer of high-speed satellite earth stations for data distribution, from July 1988 to July 1997. He also serves as a director for several private companies.

Mr. Gray is a private investor. He was employed by International Business Machines Corporation (“IBM”) in various executive positions including President, U.S. National Marketing Division. He was a Corporate Vice President of IBM from 1983 to 1987 and was Corporate Vice President for worldwide education at the time of his retirement in 1987.

Mr. Jenkins currently serves as Chairman of the Board of Open Text Corporation, a leader in providing enterprise content management. He served as Chief Executive Officer of Open Text from July 1997 to July 2005. From December 1994 to July 1997, Mr. Jenkins held progressive executive positions with Open Text.

Mr. Lavigne is formerly Executive Vice President and Chief Financial Officer of Genentech, Inc. He served as Executive Vice President of Genentech from March 1997 until his retirement in March 2005 and as Chief Financial Officer from August 1988 to March 2005. Mr. Lavigne joined Genentech in July 1982 from Pennwalt Corporation and became Controller in May 1983 and an officer of Genentech in February 1984. Mr. Lavigne is a director of the following public companies: Arena Pharmaceuticals, Inc., Allergan, Inc., Equinix and Kyphon. He also serves as a director for Life Masters Supported SelfCare, Inc., a private company.

Ms. O’Neil is the President and Chief Executive Officer of Liberty Street Advisors, LLC, a company that she founded in 2001. Liberty Street Advisors, LLC advises public and private companies on corporate governance, risk management, strategy development, infrastructure needs, leadership alignment and execution of change initiatives. Prior to her work at Liberty Street Advisors, Ms. O’Neil was employed at IBM as general manager of the company’s global financial markets infrastructure group from January 2001 to September 2001. Prior to joining IBM, Ms. O’Neil served for 24 years at the Federal Reserve Bank of New York in a series of executive roles including chief operations officer, chief financial officer, chief administrative officer and chief risk officer. Earlier in her career she was the bank’s chief financial examiner. She is vice chairman of the board of directors of John Carroll University and a member of the boards of directors of MetLife Bank and of Guidance Software, Inc.

Mr. Raymond is a private investor and President of Buckland Corporation, a private consulting company. He founded Automatic Business Centers, Inc. (“ABC”), a payroll processing company in 1972 and sold the company to CIGNA Corporation (“CIGNA”) in 1983. Mr. Raymond and other members of ABC’s management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director of the following public companies: DocuCorp International, Inc., Heartland Payment Systems, and NationsHealth. He also serves as a director for several private companies.

Mr. Tinsley has been a Partner with General Atlantic Partners, a private equity investment firm, since February 2001 and served as a Special Advisor to the firm from September 1999 until becoming a partner. Mr. Tinsley joined Baan Company N.V., in November 1995 as President and Chief Operating Officer and served in that position until June 1999. Prior to joining Baan, he was a Director at McKinsey & Company, Inc., where he was employed for eighteen years. Mr. Tinsley is a director of Critical Path, a public company. He also serves as a director of several private technology companies.

Mr. Barter and Mr. Gafner each previously served as a director and officer of Kestrel Solutions, a privately-owned, early-stage company created to develop and bring to market a new product in the telecommunications industry, which filed a voluntary petition for bankruptcy protection in October 2002. Mr. Barter and Mr. Gafner resigned their positions with Kestrel Solutions in May 2001 and June 2001, respectively. The Board does not believe that these events are material to an evaluation of the ability or integrity of either Mr. Barter or Mr. Gafner.

Corporate Governance and Board Matters

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer (CEO); and management runs the company’s day-to-day operations. Our Board currently consists of eleven directors as described in “Proposal One: Election of Directors.” The current Board members and nominees for election include ten independent directors, as defined by the rules of the NYSE, and BMC Software’s President and Chief Executive Officer. The Board’s principal responsibility is to promote the best interests of BMC Software’s stockholders by providing guidance and oversight for the management of BMC Software’s business and affairs.

The Board has adopted Corporate Governance Guidelines, and the Board’s Corporate Governance and Nominating Committee is responsible for overseeing the guidelines and making recommendations to the Board concerning corporate governance matters. The guidelines can be viewed on our website at www.bmc.com/investors.  Among other matters, the guidelines include the following:

•	Membership on BMC Software’s Board will be predominantly non-employee directors who, at a minimum, meet the criteria for independence required by the NYSE.

•	The Board has adopted additional independence criteria set forth in the Guidelines.

•	Each regularly scheduled Board meeting will include an executive session of the independent directors.

•	The Board conducts an annual evaluation of itself, its committees and each individual director.

•	The Board prefers that the roles of Chairman of the Board and CEO be held by separate individuals, but if the Board ever decides to vest the role of Chairman in the CEO, then the Board will appoint an independent director as Presiding Director.

•	The Board expects BMC Software’s directors and officers to exhibit the highest standards of ethical behavior and to set an ethical tone for BMC Software.

•	To effectively discharge their oversight duties, the Board has direct access to management.

•	Members of the Board are elected annually by the stockholders.

•	Generally, a director will not be nominated to a new term if he or she would be age 70 or older at the time of the election; provided, that such director has had the opportunity to serve at least five years as a director.

•	The Board is committed to a diversified membership.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions for the independent directors (all of whom are non-employee directors) to meet without management present. The Chairman, who is an independent, non-employee director, presides over the executive sessions. The Board met in person four times in fiscal 2006 and held two telephonic meetings. The independent directors met in executive session at the conclusion of each of the in-person meetings. Each Board member attended at least 75% of the total number of meetings of the Board. Each director is encouraged to be present at annual meetings of stockholders. At the 2005 annual meeting of stockholders, nine of the eleven directors were in attendance.

The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating and Mergers & Acquisitions Committees. Each committee has a written charter approved by the Board. These charters are available on BMC Software’s website at www.bmc.com/investors. BMC Software will also furnish copies of any charter upon request. Requests for copies should be directed to Ms. Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042.

The members of the committees are identified in the following table.

Corporate
			Governance and	Mergers &
Director	Audit	Compensation	Nominating	Acquisitions

B. Garland Cupp			X	X
Jon E. Barfield	X		X
John W. Barter			Chair	X
Meldon K. Gafner		Chair
Lew W. Gray		X
P. Thomas Jenkins		X		Chair
Louis J. Lavigne, Jr	Chair			X
Kathleen A. O’Neil	X		X
George F. Raymond	X
Tom C. Tinsley		X		X

As a non-independent director, Mr. Beauchamp does not serve on any of the Board committees.

Audit Committee.  The Audit Committee has been established to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of BMC Software’s financial statements and the process that produces them, (ii) BMC Software’s compliance with legal and regulatory requirements, (iii) the quality and integrity of BMC Software’s risk management process, and (iv) the qualifications and independence of the independent auditors. The Audit Committee also oversees the performance of BMC Software’s internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent auditors. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission (“SEC”). No member of the Audit Committee serves on more than three public company audit committees, except for Mr. Lavigne who serves on five public company audit committees including ours. The Corporate Governance and Nominating Committee and Board have reviewed Mr. Lavigne’s simultaneous service on five public company audit committees and have determined that, in light of Mr. Lavigne’s background as Chief Financial Officer of Genentech and his retirement from full-time employment, such simultaneous service would not impair his ability to effectively serve on BMC Software’s audit committee. In fiscal 2006, the Audit Committee held six in-person meetings and ten telephonic meetings, Mr. Lavigne and Mrs. O’Neil attended 100%, Mr. Barfield attended 88% and Mr. Raymond attended 82% of the meetings. The report of the Audit Committee begins on page 31.

Compensation Committee.  The Compensation Committee’s function is to support the Board in fulfilling its oversight responsibilities relating to senior management performance, compensation and succession. In this regard, the Board and Compensation Committee align total compensation for the CEO and other senior executives with the long-term interests of stockholders. The Compensation Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2006, the Compensation Committee held three in-person meetings and three telephonic meetings, and each of the members attended 100% of the meetings. The report of the Compensation Committee begins on page 20.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee (the “Governance Committee”) is appointed by the Board to ensure that the Board governance system performs well. The duties of the Governance Committee include annually reviewing and reassessing the adequacy of BMC Software’s corporate governance guidelines, managing the Board’s annual evaluation process, monitoring director independence and overseeing outside director compensation. In addition, the Governance Committee assesses the appropriate balance of skills, characteristics and perspectives required for an effective Board, identifies, screens and recommends qualified director candidates and periodically reassesses the adequacy of the Board’s size. The Governance Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee utilizes third party search consultants to identify director candidates. The Governance Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Governance Committee, c/o Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, TX 77042, and should include the recommended candidate’s name, biographical data and qualifications. The Governance Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section 12 of BMC Software’s Corporate Governance Guidelines which can be viewed on our website at www.bmc.com/investors. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Governance Committee determines whether the candidate meets BMC Software’s minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. In fiscal 2006, the Governance Committee held three in-person meetings and each of the members attended 100% of the meetings.

Mergers and Acquisitions Committee.  The Mergers and Acquisitions Committee (the “M&A Committee”) is appointed by the Board to review and assess, and assist the Board in reviewing and assessing, potential acquisitions, strategic investments and divestitures. The duties of the M&A Committee include providing guidance to management and the Board with respect to BMC Software’s acquisition, investment and divestiture strategies, assisting management and the Board with identifying acquisition, investment and divestiture opportunities, and overseeing management’s and the Board’s due diligence process with respect to proposed acquisitions, investments and divestitures. The M&A Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2006, the M&A Committee held three in-person meetings and three telephonic meetings, and each of the members attended 100% of the meetings.

Communications from Stockholders to the Board.  The Board is receptive to direct communication with stockholders and recommends that stockholders initiate any communications with the Board in writing and send them in care of the Corporate Secretary. Stockholders can send communications by e-mail to directors@bmc.com, by fax to (713) 918-1110 or by mail to Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Communications to the Board must include the number of shares owned by the stockholder as well as the stockholder’s name, address, telephone number and email address, if any. The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, pursuant to Board policy, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in BMC Software for review and possible response. A more detailed disclosure regarding BMC Software’s Board Communication Policy is available on our website at www.bmc.com/investors.

Employee Code of Ethics

The Board has adopted a Professional Conduct Policy and Code of Ethics for BMC Software. The Board requires all directors, officers and employees to adhere to this policy and code of ethics in addressing the legal and ethical issues encountered in conducting their work. This includes BMC Software’s principal executive officer and principal financial and accounting officers. A copy of this policy and code of ethics can be viewed at our website at www.bmc.com. Among other matters, this policy and code of ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that BMC Software files with, or submits to, the SEC and in other public communications made by BMC Software;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.

Compensation of Directors

It is the general policy of the Board that compensation for independent directors should be a mix of cash and equity-based compensation. Any employee director, such as BMC Software’s CEO, is not paid for Board service in addition to his regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from BMC Software in addition to their Board compensation. With the assistance of outside compensation consultants, the directors and Corporate Governance and Nominating Committee of the Board periodically review BMC Software’s director compensation practices and compare them against the practices of a selected peer group of technology companies as well as against the practices of public company boards generally. The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving BMC Software but should not be so great as to compromise independence.

During fiscal 2006, directors who were not employees of BMC Software (“non-employee directors”) received an annual retainer of $35,000, and the independent Chairman of the Board received an annual retainer of $105,000. Each nonemployee director also received a $3,000 meeting fee for each regular, in person Board meeting attended. There were four such meetings in fiscal 2006. Members of Board committees received annual retainers for their service on committees as set forth in the following chart:

Committee	Chair Retainer	Member Retainer

Audit	$22,000	$13,000
Compensation	$15,000	$9,000
Corporate Governance and Nominating	$10,000	$6,000
Mergers and Acquisitions	$10,000	$6,000

Each non-employee director is eligible to participate in BMC Software’s Deferred Compensation Plan for Outside Directors (the “director deferral Plan”) which permits each participant to defer the receipt of cash compensation for services to BMC Software until a later distribution date. Until distribution, all deferred amounts are deemed invested in BMC Software Common Stock. Following the Annual Meeting and assuming that each director is elected to serve as a director for a one-year term at the Annual Meeting, each non-employee director will be granted a stock option to purchase 30,000 shares of Common Stock and the Chairman of the Board will be granted a stock option to purchase 50,000 shares of Common Stock. The exercise price of these options will be the fair market value, which is calculated as the average of the high and low price of the Common Stock on the date of grant, and each option will have a ten-year term and will become fully exercisable on the one-year anniversary of the grant date. Upon ceasing to be a member of the Board, each director will be entitled to continue to hold and exercise these stock options for up to three years. Upon joining the Board, a new director appointed to fill a vacancy or elected by the Board will be granted a stock option to purchase the pro rata portion of 30,000 shares of Common Stock based upon the number of quarters to be served prior to the next annual meeting of stockholders at which time the new director would stand for election by BMC Software’s stockholders. In 2002, the Board adopted a requirement that each non-employee director own 5,000 shares of Common Stock by the later of: (i) the fifth anniversary after adoption of this requirement or (ii) a director’s fifth anniversary of joining the Board. For information on the number of shares of Common Stock owned by the members of the Board as of July 5, 2006 see “Security Ownership of Management” on page 19.

Non-employee directors are reimbursed for all travel and related expenses incurred in connection with their Board service.

The following table sets forth the cash and equity compensation received by each non-employee director for services to BMC Software during fiscal 2006.

			Options to
			Purchase BMC
Director	Total Fees		Software Shares

B. Garland Cupp	$129,000	(1)	50,000
Jon E. Barfield	$66,000		30,000
John W. Barter	$63,000		30,000
Meldon K. Gafner	$62,000		30,000
Lew W. Gray	$56,000		30,000
P. Thomas Jenkins	$66,000		30,000
Louis J. Lavigne, Jr	$66,000		30,000
Kathleen A. O’Neil	$66,000		30,000
George F. Raymond	$69,000		30,000
Tom C. Tinsley	$62,000		30,000

(1)	Includes $64,500 in fees deferred pursuant to the director deferral Plan.

The Board believes that BMC Software’s total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of BMC Software’s non-employee directors.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young LLP as BMC Software’s independent auditors to audit its consolidated financial statements for fiscal 2007. Ernst & Young has served as BMC Software’s independent auditors since March 19, 2002. As a matter of good corporate governance, the Audit Committee has determined to submit Ernst & Young’s selection to stockholders for ratification. In the event that this selection of auditors is not ratified by a majority of the shares of Common Stock entitled to vote at the Annual Meeting, the Audit Committee will review its future selection of auditors.

The Audit Committee monitors the independence of our independent auditors in part through a strict pre-approval policy. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit services fees, the Audit Committee considers among other factors, the possible effect of the performance of such services on the auditors’ independence. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. In recent years, we have not obtained any of these prohibited services from Ernst & Young, and we are able to obtain such services from other service providers. The Audit Committee does not delegate its responsibilities to management to pre-approve services performed by the independent auditors.

Representatives of Ernst & Young will attend the Annual Meeting and will be available to respond to questions and, if they desire, to make a statement.

Fees Paid to Ernst & Young

The following table shows the fees that BMC Software paid or accrued for the audit and other services provided by Ernst & Young for fiscal years 2006 and 2005, all of which were approved by the Audit Committee:

	2006	2005
	(In thousands)

Audit Fees	$11,012	$9,434
Audit-Related Fees	11	192
Tax Fees	285	407
All Other Fees	0	0

Total	$11,308	$10,033

Audit Fees.  Fees for audit services include fees associated with the annual audit, the reviews of BMC Software’s quarterly reports on Form 10-Q and statutory audits required internationally. These fees also include the audit of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  Fees for audit-related services principally include due diligence in connection with acquisitions and employee benefit plan audits.

Tax Fees.  Fees for tax service include tax compliance, tax advice and tax planning including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as BMC Software’s independent auditors for fiscal 2007.

PROPOSAL THREE: RATIFICATION AND APPROVAL OF THE
BMC SOFTWARE, INC. 2006 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors adopted the BMC Software, Inc. 2006 Employee Stock Purchase Plan (the “Purchase Plan”) on May 4, 2006, subject to approval by the Company’s stockholders. The purpose of the Purchase Plan is to furnish eligible employees an incentive to advance the Company’s interest by providing a method whereby they may acquire a proprietary interest in the Company on favorable terms. The Company first adopted a similar employee stock purchase plan in 1996. This previous plan expired by its terms on June 30, 2006. The Board believes that an employee stock purchase plan is an important component of our total employee benefit package. The Board also believes that encouraging employees to acquire equity ownership in the Company assures a closer alignment of the interests of employees participating in the Purchase Plan with those of the Company’s stockholders. The proposed Purchase Plan will enable the Company to continue to use the employee stock purchase plan as a valuable tool for attracting and retaining key personnel and aligning the interests of employee participants with those of the Company’s stockholders. The complete text of the Purchase Plan is attached hereto as Appendix A. In the event that shareholders do not approve the Purchase Plan, it will be terminated.

General

The Purchase Plan authorizes the issuance of up to 3,000,000 shares of Common Stock (subject to adjustment in the event of stock dividends, stock splits and certain other events) and provides that options may continue to be granted under the Purchase Plan until termination of the Purchase Plan, which termination will automatically occur once all shares of Common Stock subject to the Purchase Plan have been sold pursuant to options granted thereunder, if not sooner terminated at the discretion of the Board. The Purchase Plan is available to all employees of the Company and its participating subsidiaries who have been employed for at least one complete payroll period and who are scheduled to work more than twenty hours per week. However, an employee may not be granted an option under the Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power or value of all classes of stock of the Company. Further, an employee who has been designated as an officer of the Company (within the meaning of Section 16 of the Securities Exchange Act of 1934) is not eligible to participate in the Purchase Plan. The BMC Software, Inc. Employee Benefits Committee (the “Committee”), which is the committee established by the Board of Directors to administer the Purchase Plan, has the authority to designate the countries in which the Company or its subsidiaries have operations that are selected to participate in the Purchase Plan. Any present or future parent or subsidiary corporation of the Company (within the meaning of the Internal Revenue Code provisions applicable to employee stock purchase plans) that is eligible by law to participate in the Purchase Plan, and whose offices are located in countries so designated will be considered participating companies in the Purchase Plan. As of June 30, 2006, approximately 5,400 employees were eligible to participate in the Purchase Plan.

Under the Purchase Plan, an eligible employee may elect to participate by authorizing payroll deductions to be made during a 6-month period (the “Option Period”) (the first of which commences on July 1, 2006 and ends on December 31, 2006), which amounts are used at the end of the Option Period to acquire shares of Common Stock at 85% of the fair market value of the Common Stock on the first or the last day of the Option Period, whichever is lower. (Eligible employees who are employed in locations where such payroll deductions are prohibited by law may make deposit elections to acquire shares of Common Stock on the same terms, other than payment, which will occur by check paid by such employees, hereinafter referred to as “deposit electors”). Employees have discretion to determine the amount of their payroll deduction or deposit election under the Purchase Plan, subject to the limits that not more than 10% of compensation or $25,000 may be deducted or deposited in any Option Period or calendar year, respectively. On the first day of each Option Period, the Company grants options to purchase shares of Common Stock to each participant. On the last day of the Option Period, the participant is deemed to have exercised the option to the extent of the participant’s accumulated payroll deductions or deposits. The Committee makes all determinations necessary or advisable for the administration of the Purchase Plan.

An employee may withdraw from the Purchase Plan, in whole but not in part, at any time prior to the beginning of the last payroll period in an Option Period (or the due date for deposits for the Option Period, in the case of a deposit elector), by failing to make a timely deposit or by delivering a withdrawal notice to the Company, in which event the Company will refund the entire amount of the payroll deductions or deposits made during the Option Period, without interest.

An employee’s rights under the Purchase Plan terminate upon termination of employment for any reason. Upon termination of employment, the Company will return the employee’s payroll deductions or deposits, without interest. An employee’s rights under the Purchase Plan may not be transferred.

Option holders are protected against dilution in the event of a stock dividend, stock split, subdivision, combination, recapitalization or similar event. If the Company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary) or if the Company is dissolved or liquidated, then unless the surviving corporation assumes or substitutes new options for all options then outstanding, the date of exercise for all options then outstanding will be accelerated to a date fixed by the Board prior to the effective date of such merger, consolidation, dissolution or liquidation, and any unexercised options will thereafter expire.

A custodian selected by the Committee will take electronic delivery from the Company of the purchased shares of Common Stock for the beneficial interest of participants of the Purchase Plan. After the expiration of a two-year period (or such other period as the Committee may from time to time specify) after the date of grant of an option pursuant to the Purchase Plan, the optionee may request delivery of a certificate representing the shares of Common Stock issued in connection with that grant and held by the custodian for that period. If a participant’s employment with the Company and its parent or subsidiary corporations is terminated for any reason whatsoever, that certification restriction period will cease to apply, and the participant may request a final certificate for any shares of Common Stock held by the custodian on his or her behalf and for which certificates have not been previously issued.

The Board of Directors may at any time amend or terminate the Purchase Plan except that no amendment shall be made without the approval of the holders of a majority of the Company’s outstanding Common Stock if such amendment would (a) materially increase the benefits accruing to participants under the Purchase Plan, (b) increase the number of shares which may be issued under the Purchase Plan, (c) change the class of individuals eligible to receive options under the Purchase Plan, (d) cause options issued under the Purchase Plan to fail to meet the requirements of Section 423 of the Code or (e) otherwise modify the requirements as to eligibility for participation.

Federal Income Tax Aspects

The following discussion summarizes certain United States federal income tax considerations for employees participating in the Purchase Plan and certain tax effects to the Company. However, the summary does not address every situation that may result in taxation. The Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, and the provisions of Section 401(a) of the Internal Revenue Code are not applicable to the Purchase Plan.

Amounts deducted from an employee’s pay under the Purchase Plan (or contributed by deposit electors, if any, who are subject to U.S. federal income taxes) are included in the employee’s compensation subject to federal income and other payroll taxes. The Company will withhold taxes on these amounts. An employee will not recognize any additional income at the time he or she elects to participate in the Purchase Plan or purchases Common Stock under the Purchase Plan.

If an employee disposes of Common Stock purchased pursuant to the Purchase Plan within two years after the first day of the Option Period with respect to which such stock was purchased, the employee will recognize ordinary compensation income at the time of disposition in an amount equal to the excess of the fair market value of the stock on the day the option was exercised over the purchase price the employee paid for the stock. This amount, however, is not subject to federal income tax withholding or other federal payroll taxes. In addition, the employee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount taxed as compensation income). If the shares have been held for more than one year, such gain or loss will be long-term capital gain or loss.

If an employee disposes of Common Stock purchased pursuant to the Purchase Plan more than two years after the first day of the Option Period with respect to which such stock was purchased, the employee will recognize as ordinary compensation income at the time of such disposition an amount equal to the lesser of (a) the excess of the fair market value of the stock measured at the time of such disposition over the amount paid for the stock, or (b) 15% of the fair market value of the stock measured as of the first day of the Option Period with respect to which the stock was purchased. This amount, however, is not subject to federal income tax withholding or other federal payroll taxes. In addition, the employee generally will recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the stock and his or her basis in the stock (that is, his or her purchase price plus the amount, if any, taxed as compensation income).

Although the amounts deposited or deducted from an employee’s pay under the Purchase Plan generally are tax-deductible business expenses of the Company, the Company generally will not be allowed any additional deduction by reason of any employee’s purchase of Common Stock under the Purchase Plan. However, if an employee disposes of Common Stock purchased pursuant to the Purchase Plan within two years after the first day of the Option Period with respect to which such stock was purchased, the Company should be entitled to a deduction in an amount equal to the compensation income recognized by the employee. If an employee disposes of Common Stock purchased under the Purchase Plan more than two years after the first day of the Option Period with respect to which such stock was purchased, the Company will not receive any deduction for federal income tax purposes with respect to such stock. The Company is not required to withhold taxes upon, or to pay employment taxes with respect to, compensation income recognized by its employees in connection with the Purchase Plan.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for ratification and approval of the Purchase Plan, which approval is a condition to the effectiveness of the Purchase Plan. Accordingly, under Delaware law, the Company’s Restated Certificate of Incorporation and bylaws, abstentions have the same legal effect as a vote against this proposal. The persons named in the proxy intend to vote FOR the ratification and approval of the Purchase Plan, unless otherwise instructed.

Recommendation of the Board

The Board recommends a vote “FOR” approval of the BMC Software, Inc. 2006 Employee Stock Purchase Plan.

EXECUTIVE OFFICERS

Certain information concerning BMC Software’s executive officers as of the date of this proxy statement is set forth below, except that information concerning Mr. Beauchamp is set forth above under “Proposal One: Election of Directors.”

Name	Age	Position

Dan Barnea	61	Senior Vice President, Strategy and Corporate Development
Denise M. Clolery	50	Senior Vice President, General Counsel and Secretary
Harold I. Goldberg	45	Senior Vice President, Worldwide Marketing
Cosmo Santullo	50	Senior Vice President, Worldwide Sales and Services
Stephen B. Solcher	45	Senior Vice President, Chief Financial Officer and Treasurer
Michael A. Vescuso	61	Senior Vice President of Administration
Jim Grant	56	Vice President and General Manager, ESM
William Miller	55	Vice President and General Manager, MSM
Leonard E. Travis	43	Vice President, Controller and Chief Accounting Officer

Mr. Barnea was appointed Senior Vice President, Strategy and Corporate Development in May 2006. Mr. Barnea joined BMC Software in April 1999 when BMC Software acquired New Dimension Software, Ltd. and served as Senior Vice President, Operations from January 2001 until January 2002 and as Senior Vice President of Research & Development from January 2002 until May 2006. From June 1995 until the acquisition by BMC Software, he served as Chief Executive Officer of New Dimension Software, Ltd.

Ms. Clolery was appointed Senior Vice President, General Counsel and Secretary in November 2005. Prior to joining BMC Software, Ms. Clolery served as a partner in the law firm of Sonnenschein, Nath and Rosenthal, LLP from May 2005 to November 2005 where she practiced in their Intellectual Property & Technology and Corporate & Securities practice groups. From December 2000 to November 2003, Ms. Clolery served as Senior Vice President, General Counsel and Corporate Secretary of Radianz, a leading global network services provider to the financial industry. Prior to joining Radianz, Ms. Clolery was a partner at O’Melveny and Myers LLP, one of the nation’s top international law firms.

Mr. Goldberg was appointed Senior Vice President, Worldwide Marketing in April 2006. He served as BMC Software’s Vice President, Worldwide Marketing and Corporate Strategy from February 2005 to April 2006. From November 2003 to February 2005, he served in various senior management positions in sales and marketing for BMC Software. Prior to joining BMC Software in November 2003 when BMC Software acquired the assets of Remedy, Mr. Goldberg was Vice President Worldwide Sales and Marketing with Remedy from May 2002 until November 2003. From April 2002 until May 2002, Mr. Goldberg served as Vice President and General Manager, Platform and Integration Technologies. From August 2001 to April 2002, Mr. Goldberg served as Peregrine Vice President and General Manager — Collaborative Business Application and from June 2000 to August 2001, Mr. Goldberg served as Vice President and General Manager CRM.

Mr. Santullo joined BMC Software in November 2004 as Senior Vice President of Worldwide Sales and Services. Prior to joining BMC Software, Mr. Santullo was President and Chief Executive Officer from June 2004 to October 2004 for OpenNetwork Technologies. From October 2003 through June 2004, Mr. Santullo was the Executive Vice President of Worldwide Sales and Service for Enterasys Networks, Inc. From August 2002 through

September 2003, Mr. Santullo worked as an independent consultant for various software companies. From October 2001 through August 2002, Mr. Santullo served as the President and Chief Executive Officer for SonicWALL, Inc. Prior to that, over a career spanning 20 years with IBM, Mr. Santullo served in a variety of sales management and executive positions.

Mr. Solcher was appointed Senior Vice President of Finance, Chief Financial Officer, and Treasurer in December 2005. From August 2005 to December 2005, Mr. Solcher served as interim Chief Financial Officer of BMC Software. Prior to this appointment, Mr. Solcher had served as BMC Software’s Vice President of Finance and Treasurer for more than five years. Mr. Solcher joined BMC Software in 1991 as Assistant Treasurer.

Mr. Vescuso was appointed Senior Vice President of Administration in January 2006. From February 2004 through January 2006, Mr. Vescuso was Vice President of Human Resources of Brocade Communications Systems, Inc. Prior to joining Brocade, Mr. Vescuso was Senior Vice President, Human Resources of Portal Software from August 2001 through September 2003. Prior to August 2001, Mr. Vescuso was the Vice President, Human Resources at Dell Computer.

Mr. Grant was appointed Vice President, General Manager, ESM in April 2006. Mr. Grant joined BMC Software in March 2003 as the General Manager of its Remedy business unit. In July 2004, he was appointed General Manager of BMC Software’s Service Management business unit. Prior to joining BMC Software, Mr. Grant served from July 2002 to March 2003 as VP and General Manager of Hewlett Packard’s OpenView software business and served as General Manager for Operations and Marketing (OpenView) from April 2000 to July 2002.

Mr. Miller was appointed Vice President, General Manager, MSM in April 2006. Mr. Miller joined BMC in July 2002 and served in various senior management positions in BMC Software’s mainframe business unit, including General Manager from April 2004 to April 2006. Mr. Miller joined Bindview Development as Senior Vice President of Sales and Services in July 2000 and was promoted to Chief Operating Officer in October 2001 before joining BMC Software. Mr. Miller left IBM in 2000 after working with IBM for 21 years in various technical and sales positions and was Vice President, EMEA, Industrial Sector for his last assignment at IBM.

Mr. Travis joined BMC Software as Vice President, Controller in May 2004. Mr. Travis was elected Vice President, Controller and Chief Accounting Officer in September 2004. From 2001 through 2004, Mr. Travis was Vice President, Corporate Controller of Arris Group. From 1998 through 2001, he was the Finance Director-Europe of RELTEC Corporation and the Vice President of Finance of Marconi Services-Americas, a division of RELTEC’s successor, Marconi, Plc. Prior to 1998, Mr. Travis held various controller positions in finance and operations at RELTEC Corporation. Mr. Travis is a CPA and a CMA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of June 13, 2006, information with respect to persons or groups owning beneficially (to our knowledge) more than five percent of our Common Stock.

	Common Stock
	Beneficially
Name and Address of Beneficial Owner	Owned		Percent

Hotchkis and Wiley Capital Management, LLC	29,768,240	(1)	13.8%
725 S. Figueroa, 39th Floor Los Angeles, CA 90017
Dodge & Cox	27,523,695	(2)	12.7%
555 California Street, 40th Floor San Francisco, CA 94104
State Street Bank and Trust Company, Trustee	13,807,545	(3)	6.4%
225 Franklin Street Boston, MA 02110

(1)	According to an Amendment to Schedule 13G filed with the SEC in February 2006, Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) reported that as of December 31, 2005, they have sole voting power with respect to 27,073,040 shares, sole dispositive power with respect to 29,768,240 shares, and that no shares are subject to shared voting or dispositive power

(2)	According to an Amendment to Schedule 13G filed with the SEC in February 2006, Dodge & Cox reported that as of December 31, 2005, they have sole voting power with respect to 26,032,395 shares, sole dispositive power with respect to 27,523,695 shares, shared voting power with respect to 226,500 shares, and that no shares are subject to shared dispositive power.

(3)	According to Schedule 13G filed with the SEC in February 2006, State Street Bank and Trust Company, Trustee reported that as of December 31, 2005, they have sole voting power with respect to 13,807,545 shares, shared dispositive power with respect to 13,807,545 shares, and that no shares are subject to shared voting power or sole dispositive power.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Common Stock beneficially owned, as of July 5, 2006, by each current director, by each named executive officer listed in the summary Executive Compensation table on page 28, and by all directors and executive officers as a group. No individual director or executive officer beneficially owned more than one percent of the outstanding shares of Common Stock. As a group, the directors and executive officers beneficially owned 3% of the outstanding Common Stock.

		Shares
		Covered by	Total
		Exercisable	Beneficial
Name	Shares Owned	Options(1)	Ownership

Jon E. Barfield	5,697	160,000	165,697
John W. Barter	64,000	220,000	284,000
Robert E. Beauchamp	227,423	3,442,528	3,669,951
B. Garland Cupp	87,883	300,000	387,883
Meldon K. Gafner	40,000	220,000	260,000
Lew W. Gray	65,000	220,000	285,000
P. Thomas Jenkins	0	52,500	52,500
Louis J. Lavigne, Jr	0	55,000	55,000
Kathleen A. O’Neil	5,000	115,000	120,000
George F. Raymond	29,825	228,500	258,325
Tom C. Tinsley	10,000	260,000	270,000
Dan Barnea	98,438	1,049,478	1,147,916
Harold Goldberg	70,968	71,791	142,759
Cosmo Santullo	90,000	191,666	281,666
Stephen Solcher	107,400	160,119	267,519
All directors and executive officers as a group (20 persons)	1,197,507	6,923,265	8,120,772

(1)	These are shares that may be acquired upon the exercise of stock options exercisable on or within sixty days after July 5, 2006 under BMC Software’s stock option plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires BMC Software’s directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of BMC Software Common Stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish BMC Software with copies of all Section 16(a) forms that they file related to BMC Software stock transactions. Under SEC rules, certain forms of indirect ownership and ownership of Common Stock by certain family members are covered by these reporting requirements. As a matter of practice, BMC Software’s administrative staff assists its directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

Based on a review of the copies of such forms in its possession, and on written representations from reporting persons, BMC Software believes that during fiscal 2006, all of its executive officers and directors filed the required reports on a timely basis under Section 16(a).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
ON EXECUTIVE COMPENSATION

Our report covers the following topics:

•	Role of the Compensation Committee

•	Executive Compensation Guiding Principles

•	Components of the Executive Compensation Program

•	Compensation of the Chief Executive Officer

Role of the Compensation Committee

Our committee, which is composed of four non-employee independent directors, is responsible for overseeing and evaluating senior management performance, compensation and succession. A more expansive list of the Committee’s responsibilities can be found in the Committee’s charter which can be viewed on BMC Software’s website at www.bmc.com/investors. In carrying out our role, we periodically conduct reviews of compensation practices and consult with independent advisors to ensure we have the appropriate information in our decision-making. Non-employee director compensation was handled by the Corporate Governance Committee of the Board during fiscal 2006, and none of the members of that committee served on the Compensation Committee.

We annually benchmark the ongoing competitiveness of BMC Software’s compensation programs to evaluate whether they are achieving the desired goals and objectives summarized in this report. We also review the performance of the senior management team and establish individual compensation levels for each member, having considered the advice of independent, outside consultants in determining whether the amounts and types of compensation BMC Software provides its senior leaders are appropriate. These outside consultants are hired by, and report directly to, our committee. As part of this responsibility, we administer BMC Software’s executive compensation program, including the compensation of the Chief Executive Officer. We also ensure that processes are in place for BMC senior leadership to develop and evaluate talent and to ensure the smooth succession of leadership within BMC Software. We believe that having the appropriate talent in BMC Software with systems in place to ensure their growth will add significant long-term value to stockholders.

In 2006, we validated our compensation philosophy and program design as well as reviewed compensation levels with our independent advisors, Pearl Meyer & Partners (“Pearl Meyer”). As part of this process and in addition to our regularly scheduled committee meetings, members of our committee met independently with compensation consultants from Pearl Meyer multiple times throughout the year to discuss BMC Software’s executive compensation and receive input and advice from Pearl Meyer. In addition, this year due to significant changes in equity compensation trends and the adoption by FASB of FAS 123(R) requiring the expensing of equity compensation, we reviewed input from Mercer to obtain a broader picture of the executive compensation landscape and impacts of certain executive compensation strategies. As a result of this study and the input received, we have made changes to our overall program, including changes to the executives’ total target cash compensation levels for fiscal 2007. These changes are discussed in more detail below.

Executive Compensation Guiding Principles

The goal of our compensation program is to attract, motivate and retain the highly talented individuals BMC Software needs to deliver innovative solutions and services to our customers. To this end, we seek to align total compensation for the CEO and other senior executives with the long-term interests of stockholders. The following principles influence the design and administration of our compensation program:

Compensation should be related to performance

We believe that an executive’s compensation should be tied not just to how the individual executive performs, but also to how well BMC Software performs against financial goals and objectives. When BMC Software’s performance is better than the objectives set for the performance period, employees should be paid more and when BMC Software’s performance does not meet one or more of the key objectives, incentive compensation payouts should reflect this lower performance. To this extent, our committee measures BMC Software’s performance in three ways. First, we measure and reward for operating performance against certain financial and operating objectives. Second, we measure BMC Software’s total stockholder return against the returns of a selected peer group of software companies. Third, we measure and reward for absolute performance delivered to our stockholders. Our committee also incorporates data and forecasts, both internal and external, to ensure the appropriateness of the goals set for BMC Software.

Incentive compensation should balance short and long-term performance

Through the design of our compensation program, we look to balance the focus of executive management on achieving strong short-term results in a manner that will ensure BMC Software’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, we have developed both short-term and long-term incentives.

Compensation levels should be competitive

To achieve the above goals, we review, with assistance from our independent consultants, compensation data from several public and independent sources to ensure that each component of executive compensation, as well as the total compensation, is competitive. Companies selected for the survey are those with whom we compete for executive talent. We target overall executive compensation to deliver pay levels that are competitive with the comparison group of publicly held software companies. If we achieve a set of aggressive and challenging goals and objectives designed to increase stockholder value, our executive officers have the opportunity to earn above-market compensation.

We seek to maximize the tax deductibility of compensation as appropriate

It is also our goal whenever possible to design the compensation paid to BMC Software’s Chief Executive Officer and four other most highly compensated executive officers to qualify as performance based and therefore be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We have structured most of our compensation plans so that amounts paid under those plans will be fully deductible. However, some of the compensation cannot be deducted including salary, the value of perquisites and certain bonus payments to the extent that the total annual value of these compensation components exceeds $1 million. Based on the complexity of our business and the rapidly changing nature of our industry, as well as the continued competitive market for outstanding leadership talent, we believe it is appropriate to provide that compensation, even though it may not be fully tax-deductible.

Components of the Executive Compensation Program

The three primary components of the executive compensation program are: base salary, short-term incentives and long-term incentives. We take into consideration multiple inputs, including internal data, external survey data and the advice of our independent consultants to ensure that each component of the executive compensation program is competitive and fair.

Base Salary

Our goal is to set base salaries for all executive officers at levels that are competitive with similar positions at other comparable companies. While we conduct surveys annually, we usually adjust salaries for those at a senior level either when our surveys show a significant deviation versus market or to recognize outstanding individual performance. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package, especially for our senior leaders, when BMC Software is achieving its aggressive goals.

For fiscal 2007, market adjustments were made to the base salaries for Bob Beauchamp, Dan Barnea and Cos Santullo. In the case of Mr. Santullo, the Company’s Senior Vice President of Worldwide Sales and Services, the increase in base salary was based on our analysis of competitive positions relative to the Company’s peer group and the broader marketplace for heads of sales of major corporations. In Mr. Barnea’s case, he has assumed a new role with the Company as Senior Vice President of Strategy and Corporate Development, and his base salary reflects appropriate positioning based on the duties of this role. Mr. Beauchamp’s compensation is discussed below.

Short-term Incentives

We designed the short-term bonus component of incentive compensation to align officer pay with the quarterly and annual performance of BMC Software. In fiscal 2006, the measures for quarterly incentives were based on earnings per share, excluding special items (“EPS”). The annual measures were based on EPS and corporate operating margin, excluding special items. BMC Software fell short of its EPS and operating margin goals during the year, and short-term incentive payouts reflected this. As a result, for fiscal 2006 short-term incentives for the CEO and senior executive officers in their positions for the full year were paid at 85.2% of target. This is inclusive of an additional discretionary bonus the Committee awarded to recognize progress implementing the Company’s Business Service Management (“BSM”) strategy and strong financial year-over-year results. Overall in fiscal 2006 BMC Software performed at the top of its peer group in year-over-year EPS growth and at the 92nd percentile for total shareholder return (“TSR”). The final incentive payouts reflect good performance in EPS and TSR but revenue growth numbers below our goal. Thus, overall total cash compensation was below the target compensation levels and below the median of our peers.

For fiscal 2007, the short-term incentive compensation plan has two components. The first component is a quarterly incentive based on achieving certain EPS targets. An aggregate of 75% of the annual target incentive, or 18.75% per quarter, is based on the quarterly EPS targets. The second component is an annual incentive based on achieving an annual EPS target, and 25% of the annual target incentive is based on the annual EPS target. The targets have all been set and approved by the Compensation Committee and the Board. Actual bonus payments under such awards may be less than or greater than the target amounts depending on whether and the extent to which the goals upon which such bonuses are based are achieved.

Long-term Incentives

During 2006, our long-term incentive compensation plan consisted of stock options and a cash long-term incentive plan (“LTIP”). We utilized stock options and the LTIP to align executives with stockholder interests. We believe that awards of stock options are in the best interest of BMC Software’s stockholders and that they are highly motivational and further align employees with stockholder interests. We generally make grants of stock options to officers once a year. These annual grants have an exercise price equal to the fair market value of a share of Common Stock on the grant date. Historically, these option grants generally vest within four years and expire ten years from the date of the grant. Target grant guidelines are developed based on our market compensation benchmarking. Actual grants awarded to individuals are adjusted based on each officer’s individual performance, competitive position, retention considerations and other special circumstances.

The LTIP is designed to focus the executives on total stockholder return by measuring BMC Software’s total stockholder return against the returns of a peer group of companies with higher payouts under the plan awarded for achieving higher relative returns than the peer group. Participants in the LTIP are eligible to receive a cash payment for relative stock performance against peers over a three-year period. This program is explained in greater detail beginning on page 29.

For fiscal 2007 we have decided to continue to utilize a range of compensation components to drive executive retention and alignment with our stockholders’ interests. The key long-term compensation vehicles for fiscal 2007 will be stock options, performance based restricted stock and the LTIP. In light of the Company’s adoption of

FAS 123(R) effective April 1, 2006, we spent considerable time evaluating our equity compensation program. The Committee believes that BMC Software is well positioned to take advantage of its BSM strategy to grow revenues and has operational plans to increase overall BMC operating margin. As such, we believe that the beginning of this fiscal year presented us with an opportunity to drive additional stockholder value by locking in and motivating key employees using performance based restricted stock. The use of performance based restricted stock also assists in driving down stockholder dilution. We expect our overall equity burn rate to decline over time. Our awards of performance based restricted stock use two and three year stretch EPS goals for vesting to motivate key employees to achieve such targets, thereby driving stockholder return.

We also believe that stock options are a valuable tool to retain and motivate top performers over time, and we will continue to use them in addition to performance based restricted stock. The stock options awarded to the Company’s executives at the beginning of this fiscal year will vest monthly over four years and have a six year term. Based on an analysis of historical exercise practices and a desire to minimize stockholder expense, we have shortened the term of stock options from ten years to six years.

Both equity vehicles require the employees to earn the rewards through demonstrated Company performance and continued employment with BMC Software. The overall expense of the program will be similar to previous years while our long-term goal is to reduce the level of expense resulting from equity compensation over time.

Compensation of the Chief Executive Officer

Review of CEO Compensation for Fiscal 2006

Our committee, which is composed of four non-employee independent directors, is responsible for overseeing and making recommendations to the independent members of the full Board with respect to the compensation of BMC Software’s CEO. The compensation for BMC Software’s CEO is comprised of base salary, cash incentives and longer-term equity incentives as described above. In determining the CEO’s compensation, we consider BMC Software’s overall performance, including achievement of the operational targets discussed above and investor return. We also consider Mr. Beauchamp’s individual performance, vision and leadership, and compensation competitiveness against peers. We also utilize input from our independent consultants at Pearl Meyer. Although we were advised that Mr. Beauchamp’s base salary was below market competitive levels, we established Mr. Beauchamp’s base salary for fiscal 2006 at $700,000. Mr. Beauchamp was provided additional incentive opportunity as part of his fiscal 2006 plan. This decision was made to focus the CEO’s compensation package more heavily towards performance-based incentives consistent with our executive compensation guiding principles. Mr. Beauchamp participated in the short-term incentive plan described above and for fiscal 2006 received cash bonuses totaling $894,863, representing 85.2% of his annual incentive target.

Mr. Beauchamp participates in the LTIP described above. During fiscal 2006, Mr. Beauchamp was paid $431,900 under the LTIP for the performance period from April 1, 2004 through March 31, 2006. This represented above median performance over the three year period when compared to the peer group. In fiscal 2006, Mr. Beauchamp was not granted any stock options. Overall, the CEO compensation in fiscal 2006 was appropriate based on performance but well below competitive levels.

CEO Compensation for Fiscal 2007

Mr. Beauchamp’s base salary and short-term incentive compensation target for fiscal 2007 will increase as compared with fiscal 2006. We increased Mr. Beauchamp’s base salary to $950,000 as a result of his position relative to the market. When compared to the base salaries paid to CEOs at peer group companies, his 2006 base salary was significantly under the competitive level. In addition, we took into account BMC Software’s performance during fiscal 2006. The Company increased EPS year over year by 38% and its stock price during fiscal 2006 by 43%. Mr. Beauchamp’s incentive target of 150% of his base salary will not change and will continue to maintain the focus of his cash compensation on near-term performance. The change in base salary positions the CEO to be at a competitive level at target compensation but still requires delivering on stretch objectives to earn the target compensation.

Mr. Beauchamp will continue to participate in the LTIP as more fully described beginning on page 29. At the beginning of this fiscal year, we awarded Mr. Beauchamp 125,000 shares of performance based restricted stock which will vest at the end of fiscal years 2008 and 2009 based on the Company’s achievement of certain stretch EPS targets. This award represents an equity grant below the competitive level, based on a survey of equity grants to CEOs at peer group companies. However, we believe it will provide significant incentive for Mr. Beauchamp to lead the Company to achieve the two and three year operational goals. We believe this award, in combination with stock options provided to Mr. Beauchamp over the last few years, aligns the CEO’s interests with stockholders and ensures that he will be paid competitively in alignment with BMC Software’s results.

Conclusion

In fulfilling the charter of the Compensation Committee, the undersigned members of the committee are satisfied that the fiscal 2006 executive compensation was consistent with stockholder interests and believe that the fiscal 2007 compensation plan continues to encapsulate stockholder interests. With the advice of independent advisors, we designed the fiscal 2007 compensation plan with consideration for the current executive compensation environment, the needs of the business and alignment with stockholder interests. We will continue to monitor the external environment and manage the plan with rigor to ensure that stockholder and BMC Software interests are being fulfilled.

Submitted By:

Compensation Committee

Meldon K. Gafner (Chairman)
Lew W. Gray
P. Thomas Jenkins
Tom C. Tinsley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee were officers or employees or former officers or employees of BMC Software or any of our subsidiaries during fiscal 2006, or had any relationship otherwise requiring disclosure.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

BMC Software has an employment agreement with Robert E. Beauchamp which provides that Mr. Beauchamp is entitled to an annual base salary of $950,000 and a target annual cash bonus of up to 200% of his base salary which target has been established by the Compensation Committee at 150% for fiscal 2007. The actual amount of any cash bonus is based on performance and is subject to the achievement of certain performance objectives discussed above; however, the Compensation Committee will make the decision as to whether such objectives were met. This employment agreement provides that in the case of a termination of employment by BMC Software without cause, as defined in the agreement, or by Mr. Beauchamp for good reason, as defined in the agreement, Mr. Beauchamp would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount. This employment agreement also provides that in the event of a termination of employment without cause or for good reason within 12 months of a change of control of BMC Software, Mr. Beauchamp would be entitled to a payment equal to two years of his then current base salary and a payment equal to two times his then current cash bonus target amount, would vest fully in outstanding options and would continue to receive medical insurance benefits at no cost for up to eighteen months. In consideration of the benefits bestowed under the employment agreement, the agreement restricts competitive activities for two years after termination, prohibits disclosure of BMC Software confidential information and prohibits solicitation of BMC Software employees, and receipt of severance benefits is contingent upon execution of a release of claims.

BMC Software also has employment agreements with each of the Named Executive Officers under “Executive Compensation” on page 28. Under these employment agreements, Dan Barnea receives an annual base salary of $375,000; Harold Goldberg receives an annual base salary of $300,000; Cosmo Santullo receives an annual base salary of $475,000; and Stephen Solcher receives an annual base salary of $400,000. In addition, each executive is entitled to a target annual cash bonus equal to a percentage of his annual base salary, as follows: Mr. Barnea — 125%; Mr. Goldberg — 100%; Mr. Santullo — 150%; and Mr. Solcher — 100%. The actual amount of any such cash bonus is based on performance. Each employment agreement provides that in the case of a termination of employment by BMC Software without cause, as defined in the agreement, or by the executive for good reason, as defined in the agreement, the executive would be entitled to a severance payment. In Messrs. Barnea, Santullo and Solcher’s agreements, this severance payment is equal to two times his then current base salary plus two times his target cash bonus amount. In Mr. Goldberg’s agreement, this severance payment is equal to one times his then current base salary plus one times his target cash bonus amount. Each employment agreement also provides that in the event of a termination of employment without cause or for good reason within 12 months of a change of control of BMC Software, the executive would be entitled to a change of control severance payment. In Messrs. Barnea, Santullo and Solcher’s agreements, this change of control severance payment is equal to two times his then current base salary plus two times his target cash bonus amount. In Mr. Goldberg’s agreement, this change of control severance payment is equal to one times his then current base salary plus one times his target cash bonus amount. In the case of a termination after a change of control qualifying for a change of control severance payment, the terminated executive would also vest fully in outstanding options and would continue to receive medical and life insurance benefits at no cost for a period of 18 months in the case of Messrs. Barnea, Santullo and Solcher and 12 months in the case of Mr. Goldberg. In consideration of the benefits bestowed under the employment agreement, each agreement restricts competitive activities for a time period after termination, prohibits disclosure of BMC Software confidential information and prohibits solicitation of BMC Software employees. This time period restricting competitive activities is two years in the case of Messrs. Barnea, Santullo and Solcher and one year in the case of Mr. Goldberg. Prior to the termination of his employment on March 31, 2006, Jerome Adams had an employment agreement with BMC Software with similar terms as the agreements for Messrs. Barnea, Santullo and Solcher. In connection with the termination of his employment and pursuant to the terms of his employment agreement, Mr. Adams was paid severance of $1,600,000.

EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about BMC Software’s equity compensation plans as of March 31, 2006. Not included in the table are the 535,956 aggregate shares attributable to the acquired plans (Evity, BGS, Boole & Babbage and Marimba).

				Number of Shares
				of Common Stock
				Remaining
				Available for
				Future Issuance
				Under Equity
				Compensation
	Number of Shares of			Plans (Excluding
	Common Stock to			Shares of
	be Issued upon		Weighted-Average	Common Stock
	Exercise of		Exercise Price of	Reflected in
	Outstanding Options		Outstanding Options	Column (a))
Plan Category	(a)(1)		(b)	(c)

Equity compensation plans approved by security holders	19,677,900	(2)	$21.3516	8,879,145	(2)(4)
Equity compensation plans not approved by security holders	10,943,029	(3)	$18.3240	5,971,346	(3)

Total	30,620,929		$20.2696	14,850,491

(1)	Various stock option plans (the “Assumed Plans”) were assumed by BMC Software in connection with BMC Software’s acquisitions by merger of BGS Systems, Inc. in 1998, Boole & Babbage, Inc. in 1999 , Evity, Inc. in 2000 and Marimba, Inc. in 2004. No future options will be issued under the Assumed Plans. As of March 31, 2006, options to purchase an aggregate of 535,956 shares of Common Stock at a weighted-average exercise price of $14.86457 were outstanding under the Assumed Plans.

(2)	Includes BMC Software’s 1990 Stock and Incentive Plan, 1994 Nonemployee Directors’ Stock Option Plan, 1994 Employee Incentive Plan, 2002 Nonemployee Director Stock Option Plan and 2002 Employee Incentive Plan. No further awards may be granted under the 1990 Stock and Incentive Plan and the 1994 Nonemployee Directors’ Stock Option Plan.

(3)	BMC Software’s 2000 Employee Stock Incentive Plan and 2000 Stock Option Plan have not been approved by BMC Software’s stockholders. The material provisions of each of these plans are described below.

(4)	Includes 1,206,077 shares of Common Stock available for issuance pursuant to BMC Software’s 1996 Employee Stock Purchase Plan.

Material Features of Plans Not Approved by Stockholders

BMC Software 2000 Employee Stock Incentive Plan

BMC Software’s 2000 Employee Stock Incentive Plan was adopted by the Board to enable BMC Software to recruit, retain and motivate its non-executive employees with equity-based incentives, primarily employee stock options. Employees and consultants of BMC Software are eligible to receive grants under this plan, and the plan is administered by the Compensation Committee of the Board. BMC Software has not granted any awards to its executive officers under this plan. An aggregate of 22,000,000 shares of Common Stock were reserved for awards under the plan. As of March 31, 2006, options to purchase 10,897,529 shares of Common Stock were outstanding under the plan and an aggregate of 5,971,346 shares of Common Stock remained available for awards under the plan. To date, no shares of restricted stock have been granted under the plan. Awards of stock options and restricted stock are available under the plan. The exercise price per share of Common Stock for options granted under the plan is determined by the Compensation Committee; provided, that the exercise price is not less than the fair market value of shares of Common Stock at the date the option is granted. The term of each stock option is specified by the Compensation Committee. To date, all stock options granted under the plan have a ten-year term from the date of grant; however, the Company will issue options with a shorter term (e.g. six years) going forward. Under the plan, shares of Common Stock that are the subject of a restricted stock award are subject to restrictions on disposition by the holder and an obligation of the holder to forfeit and surrender the shares to BMC Software under certain circumstances. These conditions are determined by the Compensation Committee but may include: the attainment of one or more performance targets, the holder’s continued employment with BMC Software for a specified period of time, the occurrence of a specified event or condition or a combination of any of the foregoing. In general, in the event of a change of control of BMC Software, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change of control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change of control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change of control event (merger, sale of assets or otherwise), if immediately prior to such change of control event the holder had been a stockholder.

BMC Software 2000 Stock Option Plan

BMC Software’s 2000 Stock Option Plan was adopted by the Board in connection with BMC Software’s acquisition by merger of Evity, Inc. Certain stockholders of Evity, including consultants of Evity, were granted options to purchase shares of Common Stock as additional consideration in connection with the acquisition. An aggregate of 600,000 shares of Common Stock were authorized under this plan, and options to purchase 400,000 shares of Common Stock were granted to former stockholders, employees and consultants of Evity at the closing of the merger on April 25, 2000. As of March 31, 2006, options to purchase 45,500 shares of Common Stock were outstanding under this plan. BMC Software does not have any current plans to issue any additional options under this plan. Only awards of stock options were available under the plan. The exercise price per share of common stock for options granted under the plan was equal to the fair market value of shares of Common Stock at the date such option was granted. All stock options granted under the plan have a ten-year term from the date of grant. In general, in the event of a change of control of BMC Software, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change of control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change of control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change of control event (merger, sale of assets or otherwise), if immediately prior to such change of control event the holder had been a stockholder.

EXECUTIVE COMPENSATION

The following tables and notes thereto present information concerning the cash compensation, restricted stock grants, stock option grants and stock option exercises of BMC Software’s Chief Executive Officer and the four most highly compensated executive officers of BMC Software, other than the Chief Executive Officer, serving as executive officers at the end of fiscal 2006 (the “Named Executive Officers”). We also present required information for one additional former executive. BMC Software’s compensation policies are discussed above under the heading “Report of the Compensation Committee of the Board on Executive Compensation.”

Summary Compensation

						Long-Term Compensation
						Awards		Payouts
		Annual Compensation				Restricted	Securities
					Other Annual	Stock	Underlying	LTIP	All Other
	Fiscal				Compensation	Award	Options	Payouts	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		($)	($)	(#)	($)	($)

Robert E. Beauchamp	2006	700,000	894,863		—	—	—	431,900	6,430	(6)
President and Chief	2005	695,128	429,975		186,317 (5)	—	500,000	350,000	6,500	(6)
Executive Officer	2004	600,000	460,800		76,534 (5)	232,381	580,000	—	6,134	(6)
Dan Barnea	2006	425,000	452,758		—	—	175,000	154,250	—
Senior Vice President of	2005	425,000	217,547		—	—	200,000	125,000	—
Strategy & Corporate Development	2004	425,000	212,500		—	107,164	210,000	—	—
Harold Goldberg	2006	301,167	314,760	(3)	—	—	45,000	—	4,988	(6)
Senior Vice President of	2005	265,417	142,089		—	—	55,000	—	4,689	(6)
Worldwide Marketing	2004	257,000	863,102	(4)	—	—	—	—	5,314	(6)
Cosmo Santullo(1)	2006	425,000	543,310		—	—	250,000	—	9,632	(6)
Senior Vice President of Worldwide Sales and Services	2005	177,083	315,998		—	—	250,000	—	—
Stephen Solcher	2006	299,110	345,746	(3)	—	549,358	30,000	—	4,985	(6)
Senior Vice President,	2005	224,950	160,430		—	—	28,000	—	4,540	(6)
Chief Financial Officer & Treasurer	2004	220,000	162,008		—	—	40,000	—	4,468	(6)
Jerome Adams(2)	2006	400,000	340,900		—	—	175,000	92,550	1,609,940	(7)
	2005	400,000	163,800		—	345,400	87,000	75,000	8,500	(6)
	2004	400,000	160,000		—	80,688	130,000	—	8,479	(6)

(1)	Mr. Santullo’s employment began with BMC Software on November 1, 2004.

(2)	Mr. Adams’ employment with BMC Software ended on March 31, 2006.

(3)	Mr. Goldberg was elected an executive officer of the Company in October 2005 and participated in a different bonus program than the other named executive officers during fiscal 2006. Mr. Solcher was elected Senior Vice President in December 2005 and participated in the same bonus program as the other named executive officers, except Mr. Goldberg, for a portion of fiscal 2006.

(4)	Includes $720,200 of retention bonuses following the Company’s acquisition of the Remedy business.

(5)	Includes $143,343 and $48,969 for fiscal 2005 and 2004, respectively, which represents the incremental cost to BMC Software for the personal use by Mr. Beauchamp of BMC Software’s fractional interest in corporate aircraft. The Board permits Mr. Beauchamp to use BMC Software’s interest in corporate aircraft up to twelve trips per year for personal use, in part, as an additional benefit. The Company does not presently own any corporate aircraft or fractional interests in corporate aircraft, and this benefit was not utilized by Mr. Beauchamp during fiscal 2006.

(6)	Includes $4,000 of matching contributions under BMC Software’s 401(k) plan with the remainder representing BMC Software’s payments of insurance premiums for term life insurance for the Named Executive Officer.

(7)	Includes $1,600,000 severance payment pursuant to Mr. Adams’ employment agreement with BMC Software described under “Employment Contracts and Change of Control Arrangements.” Also includes $4,000 of matching contributions under BMC Software’s 401(k) plan with the remainder representing BMC Software’s payments of insurance premiums for term life insurance for Mr. Adams.

Option Grants in Last Fiscal Year

The following table set forth certain information on option grants in fiscal 2006 to the Named Executive Officers.

	Individual Grants
	Number of	Percent of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation for Option
	Options	Employees in	Price		Term of 10 Years(3)
Named Executive Officer	Granted (#)(2)	Fiscal Year	($/Share)	Expiration Date	5%	10%

Robert E. Beauchamp	—	—	—	—	—	—
Dan Barnea	175,000	2.9%	16.83	5/27/2015	$1,852,252	$4,693,970
Harold Goldberg	45,000	0.7%	19.93	8/4/2015	$564,024	$1,429,348
Cosmo Santullo	250,000	4.1%	16.83	5/27/2015	$2,646,074	$6,705,671
Stephen Solcher	30,000	0.5%	19.93	8/4/2015	$376,016	$952,899
Jerome Adams(1)	175,000	2.9%	16.83	5/27/2015	$1,852,252	$4,693,970

(1)	With his resignation from the Company effective March 31, 2006, all of Mr. Adams’ unvested stock options at such date were cancelled.

(2)	All options listed were granted pursuant to the 1994 Employee Incentive Plan. The option exercise price is the market price on the date of grant; the options have a term of 10 years and vest 6.25% per quarter over four years.

(3)	Potential realizable values are based on the assumed annual growth rates for each of the grants shown over their 10-year option term. Such increases in values are based on speculative assumptions and should not inflate expectations of the future market value of BMC Software’s Common Stock.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

The following table provides information on option exercises in fiscal 2006 by the Named Executive Officers and the value of such officers’ unexercised options at March 31, 2006 using the closing market price of $21.66.

			Number of Securities
			Underlying Unexercised			Value of Unexercised
	Shares		Options at Fiscal			In-the-Money Options at
	Acquired On	Value	Year-End (#)			Fiscal Year-End ($)
	Exercise (#)	Realized ($)	Exercisable	Unexercisable		Exercisable	Unexercisable

Robert E. Beauchamp	—	—	3,088,778	681,250		7,752,481	3,523,594
Dan Barnea	—	—	909,687	385,313		2,652,631	1,936,009
Harold Goldberg	—	—	67,625	77,375		282,709	272,046
Cosmo Santullo	—	—	125,000	375,000		432,656	1,434,844
Stephen Solcher	—	—	144,536	86,150		698,089	269,000
Jerome Adams	150,000	496,618	160,249	0	(1)	921,483	0	(1)

(1)	With his resignation from the Company effective March 31, 2006, all of Mr. Adams’ unvested stock options at such date were cancelled.

Long-Term Incentive Plans — Awards in Last Fiscal Year

In May 2003, the Compensation Committee approved a Long-Term Incentive Performance Award (“LTIP”) Program and granted awards under that program to selected senior executives, including the Named Executive Officers. The LTIP Program is designed to drive value creation through total stockholder return (“TSR”) performance measures, to retain top-performing and critical employees, and to reward senior executives for exceptional performance compared to their peers. The LTIP Program is also designed to reduce BMC Software’s use of option grants for senior executives and, therefore, its dilution levels. The total long-term incentive amount for each senior executive is allocated between options and long-term performance cash under the LTIP Program.

The targeted LTIP cash award amount for each participant is dependent on BMC Software’s TSR relative to a group of BMC Software’s competitors over the course of the performance period. If BMC Software does not achieve a certain threshold TSR relative to the TSR for the competitive group, no payout will occur. Typically, the performance period under the LTIP Program will be a three-year period. For the first period in which an individual participates, the Compensation Committee establishes two performance periods and divides the total targeted cash amount for such participant into two equal amounts. The first performance period is eighteen months, and the second performance period is three years.

Generally, if a participant is no longer employed by BMC Software due to disability or death, then targeted cash amounts are prorated. In the event of a change in control, then targeted cash amounts are prorated as well based on relative TSR as if the performance period ends on the date of the change in control. In the event of terminations other than death or disability, awards are forfeited.

Because the amount of an executive’s LTIP Program bonus is dependent upon the TSR objectives for the performance period, the exact amount of the payout (if any) to an executive under the program cannot be determined at this time. The following tables describe the hypothetical amounts that would be payable to Named Executive Officers assuming that threshold, target and maximum levels of TSR performance metrics are met.

		Hypothetical Estimated Future Payouts Under
		Non-Stock Price-Based Plans (Cash)
	Performance or Other	Below			Hypothetical
	Period Until	Threshold	Threshold	Target	Maximum
Name	Maturation or Payout	Value ($)	Value ($)(1)	Value ($)(2)	Value ($)(3)

Robert E. Beauchamp	4/1/04 - 3/31/07	0	70,000	1,400,000	2,100,000
Dan Barnea	4/1/04 - 3/31/07	0	25,000	500,000	750,000

		Hypothetical Estimated Future Payouts Under
		Non-Stock Price-Based Plans (Cash)
	Performance or Other	Below			Hypothetical
	Period Until	Threshold	Threshold	Target	Maximum
Name	Maturation or Payout	Value ($)	Value ($)(1)	Value ($)(2)	Value ($)(3)

Robert E. Beauchamp	4/1/05 - 3/31/08	0	70,000	1,400,000	2,100,000
Dan Barnea	4/1/05 - 3/31/08	0	25,000	500,000	750,000
Cosmo Santullo	4/1/05 - 9/30/06	0	12,500	250,000	375,000
Cosmo Santullo	4/1/05 - 3/31/08	0	12,500	250,000	375,000

		Hypothetical Estimated Future Payouts Under
		Non-Stock Price-Based Plans (Cash)
	Performance or Other	Below			Hypothetical
	Period Until	Threshold	Threshold	Target	Maximum
Name	Maturation or Payout	Value ($)	Value ($)(1)	Value ($)(2)	Value ($)(3)

Robert E. Beauchamp	4/1/06 - 3/31/09	0	70,000	1,400,000	2,100,000
Dan Barnea	4/1/06 - 3/31/09	0	15,000	300,000	450,000
Harold Goldberg	4/1/06 - 9/30/08	0	5,000	100,000	150,000
Harold Goldberg	4/1/06 - 3/31/09	0	5,000	100,000	150,000
Cosmo Santullo	4/1/06 - 3/31/09	0	25,000	500,000	750,000
Stephen Solcher	4/1/06 - 9/30/08	0	7,500	150,000	225,000
Stephen Solcher	4/1/06 - 3/31/09	0	7,500	150,000	225,000

(1)	Threshold Values equal the payouts under the LTIP Program if BMC Software achieves the minimum performance of being ranked in the 31st percentile amongst its peer group for TSR during the respective performance period.

(2)	Target Values equal the payouts under the LTIP Program if BMC Software is ranked in the 70th percentile amongst its peer group for TSR during the respective performance period.

(3)	Maximum Values equal the payouts under the LTIP Program if BMC Software is ranked in the 80th percentile or above amongst its peer group for TSR during the respective performance period.

Awards under the LTIP Program were made pursuant to the BMC Software, Inc. 2002 Employee Incentive Plan which was approved by BMC Software stockholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee of the Board of Directors is composed of four independent directors as defined by the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”). In addition, the Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board of Directors, a copy of which is available on the Company’s website at www.bmc.com/investors.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the quality and integrity of BMC Software’s financial statements and the process that produces them, (ii) BMC Software’s compliance with legal and regulatory requirements, (iii) the quality and integrity of BMC Software’s risk management process and (iv) the qualifications and independence of the independent auditors. The Audit Committee also oversees the performance of BMC Software’s internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent auditors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors. The Audit Committee provides advice, counsel and direction to management and the auditors on the basis of information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has met and reviewed and discussed BMC Software’s audited financial statements as of and for the year ended March 31, 2006, with BMC Software’s management, which has the primary responsibility for BMC Software’s financial statements as well as BMC Software’s independent auditors, Ernst & Young LLP, who are responsible for performing an independent audit of BMC Software’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communicating with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with Ernst & Young LLP their independence. The Audit Committee also considered whether Ernst & Young LLP’s non-audit services to BMC Software were compatible with their independence and concluded their independence was not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in BMC Software’s Annual Report on Form 10-K for the year ended March 31, 2006, for filing with the SEC.

Submitted by:

Audit Committee

Louis J. Lavigne, Jr. (Chairman)
Jon E. Barfield
Kathleen A. O’Neil
George F. Raymond

PERFORMANCE GRAPH

The following indexed graph indicates the yearly change in cumulative total stockholder return for BMC Software’s Common Stock for the five-year period ended March 31, 2006 as compared with the Standard & Poor’s 500 Index and the Standard & Poor’s Systems Software Index. This graph assumes a $100 investment at the beginning of such period and the reinvestment of all dividends.

	2001	2002	2003	2004	2005	2006
BMC Software Common Stock	100.00	90.47	70.19	90.93	69.77	100.74
S&P 500	100.00	100.24	75.42	101.91	108.73	121.48
S&P Systems Software	100.00	103.26	81.42	91.14	97.33	107.32

STOCKHOLDER PROPOSALS

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in BMC Software’s proxy materials and for presentation at the 2007 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by BMC Software’s Secretary no later than March 20, 2007.

In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in BMC Software’s bylaws, in order for a nomination of persons for election to BMC Software’s Board or a proposal of business to be properly brought before BMC Software’s Annual Meeting of Stockholders, it must be either specified in the notice of the meeting given by BMC Software or otherwise brought before the meeting by or at the direction of BMC Software’s Board of Directors or by a stockholder of BMC Software entitled to vote at the meeting and who complies with the following notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary of BMC Software and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice must be delivered to the Secretary of BMC Software at BMC Software’s principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date on which BMC Software first mailed its proxy materials for the preceding year’s annual meeting. For a stockholder nomination for election to BMC Software’s Board or a proposal of business to be considered at the 2007 Annual Meeting of Stockholders, it should be properly submitted to BMC Software’s Secretary no earlier than May 4, 2007 and no later than June 3, 2007. However, if the date of the 2007 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made.

For each individual that a stockholder proposes to nominate as a director, such notice must set forth all of the information required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case under applicable law. For any other business that a stockholder desires to bring before an annual meeting, the stockholder must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides notice for either event described above, such notice must include the following information:

•	the name and address of the stockholder as it appears on BMC Software’s books;

•	the name and address of the beneficial owner, if any, as it appears on BMC Software’s books; and

•	the class or series and the number of shares of BMC Software stock that are owned beneficially and of record by the stockholder and the beneficial owner.

If BMC Software increases the number of directors to be elected at an annual meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by BMC Software at least 55 days prior to the anniversary of the date the previous year’s proxy statement was first mailed to stockholders, a stockholder’s notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to BMC Software’s Secretary at the address indicated on page 1 of this proxy statement not later than the close of business on the 10th day following the day on which the public announcement is first made.

ANNUAL REPORT ON FORM 10-K

BMC Software has furnished a copy of BMC Software’s Annual Report, as filed with the SEC, including the financial statements and the financial statement schedules thereto to each person whose proxy is being solicited. BMC Software’s Annual Report and exhibits thereto may be viewed on the Internet at www.bmc.com/investors or at www.sec.gov. BMC Software will furnish to any such person any exhibit described in the list accompanying the Annual Report. Requests for copies of such report and/or exhibit(s) should be directed to Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042.

OTHER INFORMATION

Transfer Agent.  Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates to: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. BMC Software’s transfer agent may also be reached via the Internet at http://www.computershare.com, by telephone at (877)282-1168 or by facsimile at (617)360-6900.

The cost of soliciting proxies in the accompanying form will be borne by BMC Software. In addition to solicitations by mail, a number of officers, directors and regular employees of BMC Software may, if necessary to ensure the presence of a quorum and at no additional expense to BMC Software, solicit proxies in person or by telephone. BMC Software also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

By Order of the Board of Directors

Denise M. Clolery
Secretary

Houston, Texas
July 20, 2006

APPENDIX A

BMC SOFTWARE, INC.
2006 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.  The purpose of the BMC SOFTWARE, INC. 2006 EMPLOYEE STOCK PURCHASE PLAN (the “Plan”) is to furnish to eligible employees an incentive to advance the best interests of BMC SOFTWARE, INC. (the “Company”) by providing a method whereby they may voluntarily purchase stock of the Company at a favorable price and upon favorable terms.

2. Administration of the Plan.  The Plan shall be administered by the BMC Software, Inc. Employee Benefits Committee (the “Committee”), which committee was established by the Board of Directors of the Company (the “Board”). Subject to the provisions of the Plan, the Committee shall interpret the Plan and all options granted under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan, and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. Any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties.

3. Participating Companies.   Any present or future parent or subsidiary corporation of the Company (within the meaning of Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the “Code”)) that is eligible by law to participate in the Plan, and whose offices are located in countries designated by the Committee as countries selected to participate in the Plan, shall be considered a “Participating Company,” effective as of the date specified in such Committee designation. The terms of the Plan may be modified as applied to the Participating Company to the extent permitted under Section 423 of the Code. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder. Any Participating Company may, by appropriate action of its Board of Directors or noncorporate counterpart, terminate its participation in the Plan. Moreover, the Committee may, in its discretion, terminate a Participating Company’s Plan participation at any time.

4. Eligibility.  Any individual who, as of a specific date of grant (defined below) (i) is an employee of the Company or a Participating Company (as determined in accordance with Section 3401 of the Code), (ii) is scheduled to work more than 20 hours per week during the applicable option period (defined below), and (iii) has been continuously employed (including any authorized leave of absence) by the Company or any Participating Company for the required employment period (defined below) as of the applicable date of grant shall be eligible to participate in the Plan for the option period beginning on such date of grant; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, (a) owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(d) of the Code) or (b) is an employee of the Company who has been designated as an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended. The term “required employment period” means, with respect to each date of grant, the period beginning on the business day before the first day of the payroll period next preceding such date of grant and ending on such date of grant.

5. Stock Subject to the Plan.  Subject to the provisions of paragraph 12 (relating to adjustment upon changes in stock), the aggregate number of shares that may be sold pursuant to options granted under the Plan shall not exceed 3,000,000 shares of the authorized $.01 par value common stock of the Company (“Stock”), which shares may be unissued shares or reacquired shares or shares bought on the market for purposes of the Plan. For purposes of applying the limitation set forth in the preceding sentence, any share of Stock sold pursuant to the Plan prior to an adjustment of the number of shares of Stock subject to the Plan under paragraph 12 shall be deemed to have been adjusted at the same time and in a similar manner as the adjustment to such number of shares of Stock subject to the Plan pursuant to paragraph 12. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares which are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

6. Grant of Options.

(a) General Statement; “date of grant”; “option period”; “date of exercise”.  Following the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to all eligible employees to purchase shares of Stock. Except as otherwise determined by the Committee, beginning on July 1, 2006, these options shall be granted on the first day of each January and July (each of which dates is herein referred to as a “date of grant”). The term of each option shall be for six months (each of such periods is herein referred to as an “option period”), which shall begin on a date of grant (the last day of each option period is herein referred to as a “date of exercise”). Subject to subparagraph 6(e), the number of shares subject to an option for a participant shall be equal to the quotient of (i) the aggregate payroll deductions withheld on behalf of such participant during the option period in accordance with subparagraph 6(b) (or the amount of a participant’s elected deposit, in the case of a participant participating in the Plan through a deposit election agreement pursuant to subparagraph 6(h)), divided by (ii) the “option price” (as defined in subparagraph 7(b)) of the Stock applicable to the option period, including fractions; provided, however, that the maximum number of shares that may be subject to an option granted to a participant for an option period is 2,500 (subject to adjustment as provided in paragraph 12).

(b) Election to Participate; Payroll Deduction Authorization.

(i) Except as provided in subparagraphs 6(f) and 6(h), an eligible employee may participate in the Plan only by means of payroll deduction. Except as provided in subparagraph 6(g), each eligible employee who elects to participate in the Plan shall deliver to the Company no later than 15 days prior to a date of grant a written payroll deduction authorization (which may be delivered electronically in accordance with procedures established by the Committee) in a form prepared by the Company whereby he gives notice of his election to participate in the Plan as of the next following date of grant, and whereby he designates an integral percentage or specific amount of his “eligible compensation” (as defined in subparagraph 6(d)) to be deducted from his compensation on each payment date and paid into the Plan for his account. The designated percentage or specific amount may not be expected to result in the payment into the Plan during the option period of an amount less than $300.

(ii) Notwithstanding the foregoing, if an eligible employee designates a specific amount of his eligible compensation, such payroll deduction under this subparagraph 6(b) will be made only from that portion of his eligible compensation that is comprised of wages and salaries and that excludes bonuses, commissions, and other amounts received during the option period (such portion of eligible compensation is herein referred to as “eligible base compensation”). Further, if an eligible employee designates a specific amount of his eligible compensation to be deducted and his eligible base compensation is insufficient to satisfy the specific amount designated, no deduction will be made from his compensation for such pay period.

(iii) The Committee’s administrative procedures may provide that an eligible employee’s contributions to the Plan made pursuant to this subparagraph 6(b) will be subject to a “withholding hierarchy” for purposes of determining the amount that may be contributed to the Plan on behalf of a Participant. The Committee may determine the order of all withholdings and deductions taken from an eligible employee’s compensation (e.g., for federal, state and local taxes, social security, wage garnishments, welfare plan contributions, 401(k) deferrals, amounts elected under the Plan, and similar withholdings), and an eligible employee’s payroll deductions made pursuant to this subparagraph 6(b) will be subject to such withholding hierarchy. As a result, such contributions to the Plan may be effectively limited to eligible compensation available after the application of such withholding hierarchy.

(iv) The percentage of eligible compensation (or the specific amount of eligible base compensation, whichever is applicable) that an eligible employee designates to contribute under this subparagraph 6(b) or under subparagraph 6(h) may not exceed either of the following: (i) 10% of the amount of eligible compensation from which the deduction is made; or (ii) an amount which will result in noncompliance with the $25,000 limitation stated in subparagraph 6(e).

(v) Subject to the limitations set forth above and in Section 423 of the Code, the Committee may, in its discretion, establish procedures pursuant to which (1) the eligible compensation of an eligible employee may be divided into ranges and (2) the eligible employee may designate under this subparagraph 6(b) or under subparagraph 6(h) a contribution percentage for each such range (which percentage need not be the same as the percentage designated for any other such range).

(vi) Subject to the limitations set forth in Section 423 of the Code, the Committee may change the administrative procedures applicable to the processes of electing “eligible compensation” deductions or deposits, as are set forth in subparagraphs 6(b)(i), 6(b)(ii), 6(b)(iii), and 6(h), and such revised procedures shall apply under the Plan as if fully set forth in the Plan.

(c) Changes in Payroll Authorization.  The payroll deduction authorization referred to in subparagraph 6(b) may not be changed during the option period.

(d) “Eligible Compensation” Defined.  The term “eligible compensation” means the gross (before taxes are withheld) total of all wages, salaries, commissions, bonuses, and other amounts received during the option period, except that such term shall include elective contributions made on an employee’s behalf by the Company or a Participating Company that are not includable in income under Section 125 or Section 402(e)(3) of the Code. Notwithstanding the foregoing, “eligible compensation” shall not include (i) reimbursements and other expense allowances, (ii) cash and noncash fringe benefits, (iii) moving expenses and moving bonuses, (iv) employer contributions to or payments from any deferred compensation program, whether such program is qualified under Section 401(a) of the Code or nonqualified, (v) employee contributions to, or deferrals under, any nonqualified deferred compensation program, (vi) welfare benefits, (vii) amounts realized from the receipt or exercise of a stock option that is not an incentive stock option within the meaning of Section 422 of the Code, (viii) amounts realized at the time property described in Section 83 of the Code is freely transferable or no longer subject to a substantial risk of forfeiture, (ix) amounts realized as a result of an election described in Section 83(b) of the Code, (x) any amount realized as a result of a disqualifying disposition within the meaning of Section 421(a) of the Code, (xi) severance or separation pay, (xii) accumulated vacation paid upon termination of employment, and (xiii) any other amounts that receive special tax benefits under the Code but are not specifically included in the preceding sentence.

(e) $25,000 Annual Limitation.  No employee shall be granted an option under the Plan to the extent the grant of an option under the Plan would permit his rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations (as such terms are defined in Section 424(e) and (f) of the Code) to accrue at a rate which exceeds $25,000 (or such other limit as may be in effect under Section 423 of the Code (or any successor provision) from time to time) of Stock, measured at the fair market value of the Stock determined at the time the option is granted, for each calendar year in which any such option granted to such employee is outstanding at any time (within the meaning of Section 423(b)(8) of the Code).

(f) Leaves of Absence.  During a paid leave of absence approved by the Company and meeting the requirements of Treasury Regulation § 1.421-1(h)(2), a participant’s elected payroll deductions (or deposits, in the case of a participant who is participating in the Plan under a deposit election agreement pursuant to subparagraph 6(h)) shall continue. A participant may not contribute to the Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by the Company and meets the requirements of Treasury Regulation § 1.421-1(h)(2), then such participant’s payroll deductions for an option period that were made prior to such leave may remain in the Plan and be used to purchase Stock under the Plan on the date of exercise relating to such option period. If a participant takes a leave of absence that is not described in the first or third sentence of this subparagraph 6(f), then he shall be considered to have terminated his employment and withdrawn from the Plan pursuant to the provisions of paragraph 8 hereof. Further, notwithstanding the preceding provisions of this subparagraph 6(f), if a participant takes a leave of absence that is described in the first or third sentence of this subparagraph 6(f) and such leave of absence exceeds the Maximum Period, then he shall be considered to have withdrawn from the Plan pursuant to the provisions of paragraph 8 hereof and terminated his employment for purposes of the Plan on the day immediately following the last day of the Maximum Period. For purposes of the preceding sentence, the term “Maximum Period” shall mean, with respect to a participant, the three-month period beginning on the first day of the participant’s leave of absence; provided, however, that if the participant’s right to reemployment by the Company (or a parent or subsidiary corporation of the Company) is guaranteed either by statute or contract, then such three-month period shall be extended until the last day upon which such reemployment rights are so guaranteed.

(g) Continuing Election.   A participant (i) who has elected to participate in the Plan pursuant to subparagraph 6(b) or 6(h), as applicable, as of a date of grant (or who has elected or was deemed to have continued to have elected to participate in the BMC Software, Inc. 1996 Employee Stock Purchase Plan (the “1996 Plan”) pursuant to subparagraphs 6(b) or 6(h) thereof, as applicable, for the final date of grant under the 1996 Plan (April 1, 2006), and (ii) with respect to the July 1, 2006 grant date under the Plan, who takes no action to change or revoke such election on or before June 15, 2006 and with respect to all subsequent dates of grant under the Plan, who takes no action to change or revoke his election on or before the date that is 15 days before any such respective date of grant shall be deemed to have made the same election (or, if applicable, an initial election under this Plan), including the same attendant payroll deduction authorization or deposit election agreement, as applicable, for such next following and/or subsequent date(s) of grant as was in effect for the date of grant for which he made (or was deemed to have made, as applicable) such election to participate.

(h) Participation by Eligible Employees In Jurisdictions Where Payroll Deductions Are Prohibited.   Notwithstanding anything to the contrary in subparagraph 6(b), if an eligible employee is employed in a location in which applicable law prohibits such employee’s agreement to payroll deductions, such eligible employee may participate in the Plan by delivering to the Company no later than 15 days before a date of grant a written deposit election agreement in a form established by the Committee whereby he gives notice of his election to participate in the Plan as of the next following date of grant. Such deposit agreement shall designate an integral percentage of his “eligible compensation” (as defined in subparagraph 6(d)) or a specific amount of his “eligible base compensation” (as defined in subparagraph 6(b)) that the eligible employee commits to deliver, as a single deposit, to the Company on or before the date of exercise for the applicable option period. Such deposit election agreement may not be changed during the option period to which it applies. Any eligible employee who has elected to participate in the Plan but fails to timely deliver the required deposit in accordance with his deposit election agreement with respect to an offering period will be deemed to have withdrawn from the Plan in accordance with paragraph 8(a). Except as provided under this subparagraph 6(h), an eligible employee’s election to participate in the Plan shall be subject to all applicable requirements and limitations provided under the Plan, including but not limited to the minimum $300 election per option period requirement and maximum 10% of eligible compensation limit of subparagraph 6(b) and the $25,000 limitation of subparagraph 6(e).

7. Exercise of Options.

(a) General Statement.  Each eligible employee who is a participant in the Plan automatically and without any act on his part shall be deemed to have exercised his option on each date of exercise to the extent that the cash balance then in his account under the Plan is sufficient to purchase at the “option price” (as defined in subparagraph 7(b)) whole and fractional shares of Stock.

(b) “Option Price” Defined.  The option price per share of Stock to be paid by each optionee on each exercise of his option shall be a sum equal to 85% of the fair market value of the Stock on the date of exercise or on the date of grant, whichever amount is lesser. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the high and low sales prices of the Stock reported on the composite tape of the New York Stock Exchange (or if no longer listed on the New York Stock Exchange, such other national securities exchange on which the Stock is then listed), on that date or, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

(c) Delivery of Shares.  As soon as practicable after each date of exercise, the Company shall deliver to a custodian selected by the Committee instructions for electronic delivery of the total number of shares of Stock respecting exercised options in the aggregate (for both whole and fractional shares) of all of the eligible employees who participated in the option period ending on such date of exercise. Such custodian shall keep accurate records of the beneficial interests of each eligible employee in the shares of Stock purchased by such eligible employee under the Plan by means of a Company Stock account and shall provide each eligible employee with such periodic statements as may be directed by the Committee reflecting all activity in such Company Stock account. In the event the Company is required to obtain from any commission or agency authority to deliver any such shares of Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares of Stock shall relieve the Company from liability to any participant in the Plan except to return to him the amount of the balance in his account. After the expiration of a two-year period (or such other period as the Committee may from time to time specify) after the date of grant of an option (the “Required Period”), the optionee may request a certificate representing the shares of Stock issued in connection with such grant and held by the custodian in such optionee’s Company Stock account. The custodian shall, upon such request, deliver to the optionee a certificate issued in his name representing the aggregate whole number of shares of Stock in his Company Stock account under the Plan that have been held for the Required Period. On or after the termination of an optionee’s employment with the Company and its parent or subsidiary corporations for any reason whatsoever, the custodian shall, upon request of such optionee, deliver to such optionee a final certificate issued in his name representing the aggregate whole number of shares of Stock in his Company Stock account for which share certificate(s) have not been previously issued. At the time of distribution of any such final certificate, any fractional share remaining in the optionee’s Company Stock account shall be converted to cash and such amount of cash shall be returned to such optionee.

8. Withdrawal from the Plan.

(a) General Statement.   Any participant may withdraw in whole from the Plan at any time prior to the first day of the payroll period that includes the exercise date relating to a particular option period (or the due date for the participant’s deposit, in the case of a participant participating in the Plan pursuant to a deposit election agreement pursuant to subparagraph 6(h)). Partial withdrawals shall not be permitted. A participant who wishes to withdraw from the Plan must timely deliver to the Committee a notice of withdrawal in a form prepared by the Committee. If a participant who is participating in the Plan through a deposit election agreement fails to timely deposit the full amount required under his deposit election agreement, he will be deemed to have withdrawn from the Plan. The Company, promptly following the date when the notice of withdrawal is timely delivered (or the required deposit is not timely made, in the case of a participant who is participating in the Plan through a deposition election agreement and who fails to make a timely deposit), shall refund to the participant the amount of the cash balance in his account under the Plan; and thereupon, automatically and without any further act on his part, his payroll deduction authorization (or deposit election agreement, as applicable) and his interest in unexercised options under the Plan shall terminate.

(b) Eligibility Following Withdrawal.  A participant who withdraws from the Plan shall be eligible to participate again in the Plan upon expiration of the option period during which he withdrew (provided that he is otherwise eligible to participate in the Plan at such time).

9. Termination of Employment.   If the employment of a participant terminates for any reason, his participation in the Plan automatically and without any act on his part shall terminate as of the date of the termination of his employment. The Company shall promptly refund to him the amount of the cash balance in his account under the Plan, and thereupon his interest in unexercised options under the Plan shall terminate.

10. Restriction Upon Assignment of Option.   An option granted under the Plan shall not be transferable. Each option shall be exercisable, during his lifetime, only by the employee to whom granted. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an employee of his option or of any rights under his option.

11. No Rights of Stockholder Until Certificate Issues.   With respect to shares of Stock subject to an option, an optionee shall not be deemed to be a stockholder, and he shall not have any of the rights or privileges of a stockholder. An optionee shall have the rights and privileges of a stockholder upon, but not until, electronic delivery of shares has been made on his behalf following exercise of his option. With respect to an optionee’s Stock held by the custodian pursuant to subparagraph 7(c), the custodian shall, as soon as practicable, pay the optionee any cash dividends attributable thereto and shall, in accordance with procedures adopted by the custodian and the Committee, facilitate the optionee’s voting rights attributable thereto.

12. Changes in Stock; Adjustments.   Whenever any change is made in the Stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combinations, reclassification of shares, or other similar change, appropriate action will be taken by the Board to adjust accordingly the number of shares subject to the Plan and the number and option price of shares subject to options outstanding under the Plan.

If the Company shall not be the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (i) the date of exercise for all options then outstanding shall be accelerated to a date fixed by the Board prior to the effective date of such merger or consolidation or such dissolution or liquidation and (ii) upon such effective date any unexercised options shall expire.

13. Use of Funds; No Interest Paid.   All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any participant or credited to his account under the Plan.

14. Term of the Plan.   The Plan shall be effective upon the date of its adoption by the Board, provided the Plan is approved by the stockholders of the Company within 12 months thereafter. Notwithstanding any provision in the Plan, no option granted under the Plan shall be exercisable prior to such stockholder approval, and, if the stockholders of the Company do not approve the Plan within 12 months after its adoption by the Board, then the Plan shall automatically terminate. If not sooner terminated under the provisions of paragraph 15, the Plan shall terminate (and no further options shall be granted, and no further shares of Stock shall be sold) after all of the shares of Stock subject to the Plan, as provided in paragraph 5, have been sold pursuant to options granted under the Plan.

15. Amendment or Termination of the Plan.   The Board in its discretion may terminate the Plan at any time with respect to any shares for which options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any option theretofore granted may be made which would impair the rights of the optionee without the consent of such optionee; and provided, further, that the Board may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan (other than as a result of the anti-dilution provisions of the Plan), change the class of individuals eligible to receive options under the Plan, extend the term of the Plan, cause options issued under the Plan to fail to meet the requirements of employee stock purchase options as defined in Section 423 of the Code, or otherwise modify the requirements as to eligibility for participation in the Plan without the approval of the stockholders of the Company.

16. Securities Laws.   The Company shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the shares covered by such option have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the BMC Software, Inc. Securities Trading Policy, as the same may be amended from time to time.

17. No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

Attention: Mary Hayes
2101 CITYWEST BLVD.
HOUSTON, TX 77042-2827
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by BMC Software, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BMC Software, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BMCSO1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
BMC SOFTWARE, INC.

Vote On Directors

1.	Election of eleven directors to serve until the Company’s 2007 Annual			For	Withhold	For All	To withhold authority to vote for any individual
	Meeting:			All	All	Except	nominee, mark “For All Except” and write the
nominee’s number on the line below.

	Nominees:	(01) B. Garland Cupp	(07) P. Thomas Jenkins
		(02) Robert E. Beauchamp	(08) Louis J. Lavigne, Jr.	☐	☐	☐
		(03) Jon E. Barfield	(09) Kathleen A. O’Neil
		(04) John W. Barter	(10) George F. Raymond
		(05) Meldon K. Gafner	(11) Tom C. Tinsley
(06) Lew W. Gray

		For	Against	Abstain
Vote On Proposals

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2007.	☐	☐	☐

3.	Proposal to ratify and approve the BMC Software, Inc. 2006 Employee Stock Purchase Plan.	☐	☐	☐

Note: Joint owners must each sign. Please sign your name exactly as it appears on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	YES	NO

Please indicate if you plan to attend this meeting.	☐	☐

HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

PROXY
BMC SOFTWARE, INC.
PROXY FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints Robert E. Beauchamp and Denise M. Clolery and each of them, with or without the other, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of BMC Software, Inc. (the “Company”), to be held in the East & West Valencia Room at The InterContinental Chicago, 505 North Michigan Avenue, Chicago, Illinois on August 22, 2006, at 10:00 a.m., local time, and all adjournments and postponements thereof.
     If shares of BMC Software, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such Plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of BMC Software, Inc. Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.
     This proxy will be voted as you specify on the reverse side. If no specification is made, this proxy will be voted with respect to item (1) FOR the nominees listed, (2) FOR ratification of the appointment of Ernst and Young LLP as independent auditors of the Company for the fiscal year ending March 31, 2007 and (3) FOR ratification and approval of the BMC Software, Inc. 2006 Employee Stock Purchase Plan.

(PLEASE RETURN THIS SIGNED PROXY CARD IN THE ACCOMPANYING ADDRESSED ENVELOPE)

Address Change/Comments:

(If you noted an Address Change/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE
SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE
SIDE